EXHIBIT 4.12

EXECUTION COPY

$400,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 30, 2011

among

UIL HOLDINGS CORPORATION

THE UNITED ILLUMINATING COMPANY

THE SOUTHERN CONNECTICUT GAS COMPANY

CONNECTICUT NATURAL GAS CORPORATION

and

THE BERKSHIRE GAS COMPANY

as Borrowers

THE BANKS NAMED HEREIN

as Banks

JPMORGAN CHASE BANK, N.A.

and

UNION BANK, N.A.

as

LC Banks

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

UNION BANK, N.A.
Syndication Agent

and

J.P. MORGAN SECURITIES LLC
and
UNION BANK, N.A.
Joint Lead Arrangers

i

Schedule I	-	List of Applicable Lending Offices

Schedule 2.03(o)	-	List of Outstanding Letters of Credit on Date of this Agreement

Schedule 4.01(h)	-	Agreements Imposing Dividend Restrictions

Schedule 5.02	-	Existing Liens

Exhibit A	-	Form of Notice of Borrowing

Exhibit B	-	Form of Request for Issuance

Exhibit C	-	Form of Assignment and Assumption

Exhibit D-1	-	Form of Opinion of Counsel to the Borrowers

Exhibit D-2	-	Form of Opinion of Special Massachusetts Counsel to Berkshire Gas

Exhibit E	-	Form of Opinion of Special New York Counsel to the Administrative Agent

Exhibit F-1		Form of U.S. Tax Compliance Certificate

Exhibit F-2		Form of U.S. Tax Compliance Certificate

ii

Page

Exhibit F-3	Form of U.S. Tax Compliance Certificate

Exhibit F-4	Form of U.S. Tax Compliance Certificate

iii

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as November 30, 2011, among UIL HOLDINGS CORPORATION, a Connecticut corporation (the “Parent”), THE UNITED ILLUMINATING COMPANY, a specially chartered Connecticut corporation (“UI”), THE SOUTHERN CONNECTICUT GAS COMPANY, a Connecticut corporation (“Southern Connecticut”), CONNECTICUT NATURAL GAS CORPORATION, a Connecticut corporation (“Connecticut Gas”), and THE BERKSHIRE GAS COMPANY, a Massachusetts gas company (“Berkshire Gas” and, together with the Parent, UI, Southern Connecticut and Connecticut Gas, the “Borrowers”), the banks parties hereto (the “Banks”), JPMORGAN CHASE BANK, N.A. (“JPMorgan”) and UNION BANK, N.A., as LC Banks (as defined below), and JPMorgan, as administrative agent (the “Administrative Agent”).

PRELMINARY STATEMENT:

WHEREAS, pursuant to a Credit Agreement, dated as November 17, 2010 (as amended and modified as of the date hereof, the “Original Credit Agreement”), among the Borrowers, the financial institutions party thereto as lenders and letter of credit issuers and JPMorgan, as administrative agent, such financial institutions extended credit to the Borrowers on the terms set forth therein;

WHEREAS, the Borrowers have requested, and the Lenders, the LC Banks and the Administrative Agent have agreed, that the Original Credit Agreement be amended and restated on the terms set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and subject to the satisfaction of the conditions precedent set forth in Section 3.01, the Original Credit Agreement is amended and restated as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.   Certain Defined Terms.

As used in this agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Advance” means an advance by a Bank to a Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a “Type” of Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Base Rate Advance and such Bank’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means with respect to any Base Rate Advance and any Eurodollar Rate Advance made to any Borrower, at all times during which any Applicable Rating Level set forth below is in effect for such Borrower, the rate per annum (except as provided below) for such Type of Advance set forth below next to such Applicable Rating Level:

Applicable Rating Level	Applicable Margin For Eurodollar Rate Advances	Applicable Margin For Base Rate Advances
1	1.000%	0.000%
2	1.075%	0.075%
3	1.175%	0.175%
4	1.375%	0.375%
5	1.525%	0.525%

provided, that the Applicable Margins set forth above will increase, for each Applicable Rating Level, upon the occurrence and during the continuance of any Event of Default by 2.0% per annum.

A change in the Applicable Margin resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of a change in the Reference Ratings that results in a change in the Applicable Rating Level.

“Applicable Rating Level” for any Borrower shall be determined in accordance with the Reference Ratings as follows:

Reference Ratings	Applicable Rating Level
A3 or higher by Moody’s or A- or higher by S&P	1
Baa1 by Moody’s or BBB+ by S&P	2
Baa2 by Moody’s or BBB by S&P	3
Baa3 by Moody’s or BBB- by S&P	4
lower than Baa3 by Moody’s or BBB- by S&P or no such Reference Rating	5

For the purposes of the foregoing, if the Reference Ratings issued by Moody’s or S&P are not the same (i.e., a “split rating”), the higher of such Reference Ratings shall control, unless (i) such Reference Ratings differ by more than one level, in which case the Reference Rating one level below the higher of the two Reference Ratings shall control, or (ii) a Reference Rating is below Baa3 or BBB- (as applicable), in which case the lower of the two Reference Ratings shall control.  The Applicable Rating Level for any Borrower shall be redetermined on the date of announcement of a change in the Reference Ratings for such Borrower.

“Approved Fund” means any Fund that is administered or managed by (i) a Bank, (ii) an Affiliate of a Bank or (iii) an entity or an Affiliate of an entity that administers or manages a Bank.

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.06), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental authority or instrumentality thereof if and for so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm obligations such as those under this Agreement.

“Banks” means the Banks listed on the signature pages hereof and their successors and permitted assigns pursuant to Section 8.06.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

(i)           the rate of interest announced publicly by JPMorgan in New York, New York, from time to time as JPMorgan’s prime rate;

(ii)          the sum of 1/2 of 1% per annum plus the Federal Funds Rate; and

(iii)         LIBOR, as appearing on Page 3750 of the Dow Jones Market Service (or another commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at 11:00 a.m. (London time) such day for a term of one month (or if no such rates are quoted on such day, the previous day for which quotations are available) (the “One-Month LIBOR Rate”) plus 1%; provided, however, if more than one rate is specified on such service, the applicable rate shall be the arithmetic mean of all such rates plus 1%.

The Base Rate shall change concurrently with each change in such prime rate, the Federal Funds Rate or the One-Month LIBOR Rate, as the case may be.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a).

“Base Rate Borrowing” means a Borrowing composed of Base Rate Advances.

“Berkshire Gas” has the meaning specified in the recital of parties to this Agreement.

“Berkshire Gas Indenture” means the First Mortgage Indenture and Deed of Trust, dated as of July 1, 1954, of the Pittsfield Coal Gas Company to Chemical Bank & Trust Company, as trustee, as amended and supplemented from time to time.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrowing” means a borrowing by a Borrower consisting of simultaneous Advances of the same Type and, in the case of Eurodollar Rate Advances, having Interest Periods of the same duration, made by each of the Banks pursuant to Section 2.01 or Converted pursuant to Section 2.09 or 2.10.

“Business Day” means a day of the year other than a Saturday, Sunday or a public or bank holiday in New York City, Connecticut or Massachusetts, and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Cash Collateral Account” has the meaning specified in Section 6.02.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (i) the Parent shall fail to own 100% of the common equity interests in any Borrower, free and clear of all Liens and encumbrances, or (ii) the occurrence, after the date of this Agreement, of (A) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Parent (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Parent entitled to vote in the election of directors; or (B) individuals who at the beginning of the term of this Agreement were directors ceasing for any reason to constitute a majority of the Board of Directors of the Parent unless the Persons replacing such individuals were nominated by the stockholders or the Board of Directors of the Parent in accordance with the Parent’s Bylaws; or (C) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of the Parent (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Parent entitled to vote in the election of directors.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.

“Commitment” has the meaning specified in Section 2.01 hereof.

“Commitment Increase” has the meaning specified in Section 2.05(b).

“Commitment Percentage” means, as to any Bank as of any date of determination, the percentage describing such Bank’s pro rata share of the Commitments on such date.

“Connecticut Gas” has the meaning specified in the recital of parties to this Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital” of any Borrower means the sum of (i) Consolidated Debt of such Borrower and (ii) the consolidated equity of all classes of stock (whether common, preferred or preference) of such Borrower, in each case determined in accordance with GAAP, except that unrealized gains and losses reflected in other comprehensive income in respect of qualified and non-qualified defined benefit pension plans, as well as other post-retirement benefit plans of such Borrower and its Consolidated Subsidiaries, for any period shall be excluded for purposes of such determination.

“Consolidated Debt” of any Borrower means the total principal amount of all Debt of such Borrower and its Consolidated Subsidiaries.

“Consolidated Subsidiary” means, with respect to any Person at any time, any Subsidiary or other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.09 or 2.10 or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances pursuant to Section 2.09 or 2.10.

“Credit Parties” means the Administrative Agent, the LC Banks and the Banks.

“Debt” of any Person means, without duplication, (i)  all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (v) all obligations of such Person in respect of reimbursement agreements with respect to acceptances, letters of credit (other than trade letters of credit) or similar extensions of credit, (vi) all reasonably quantifiable obligations under indemnities or under support or capital contribution agreements and other reasonably quantifiable obligations (contingent or otherwise) to purchase or otherwise to assure a creditor against loss in respect of, or to assure an obligee against loss in respect of, all Debt of others referred to in clauses (i) through (v) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss, and (vii) preferred securities issued by any Consolidated Subsidiary of the Borrower held directly or indirectly by any person other than the Parent; provided, however, for the avoidance of doubt, “Debt” shall not include any obligation of any Person under indemnities, reimbursement agreements or similar arrangements with respect to surety bonds and other performance guaranties.

“Defaulting Bank” means any Bank, as reasonably determined by the Administrative Agent, that (i) has failed, within three Business Days after the date required to be funded or paid, (A) to fund any portion of its Advances, (B) to fund its Commitment Percentage of any Unreimbursed LC Disbursement or (C) to pay over to any Credit Party any other amount required to be paid by it under this Agreement, unless, in the case of clause (A) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrowers or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding an Advance cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Advances, provided that such Bank shall cease to be a Defaulting Bank pursuant to clause (iii) upon such requesting party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (iv) has become the subject of a Bankruptcy Event.

“Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or such other office of such Bank as such Bank may from time to time specify to the Borrowers and the Administrative Agent.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.06(b)(iii)).

“Environmental Event” with respect to any Borrower means (i) the generation, storage, disposal, removal, transportation or treatment of Hazardous Materials in violation of applicable law (A) on any real property owned, occupied or operated by such Borrower or any Person for whose conduct such Borrower is responsible (“Real Property”), or (B) in the vicinity of any Real Property, which through soil or ground water migration is reasonably likely to come to be located at or on such Real Property; (ii) the receipt by such Borrower of any written notice or claim of any violation of any Environmental Law or of any action based upon nuisance, negligence or other tort theory alleging liability on the basis of improper generation, storage, disposal, removal, transportation or treatment of Hazardous Materials on any Real Property; or (iii) the presence or release of Hazardous Materials at or from any Real Property, that has resulted in contamination or deterioration of any portion of such property in or to a level of contamination greater than the levels permitted or established by any governmental authority having jurisdiction over the Borrower or any Real Property.

“Environmental Laws” means any and all federal, state and local statutes, laws, regulations, ordinances, judgments, orders, decrees, and permits and all other governmental rules, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or the release of any materials into the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), and the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Borrower or an Affiliate of the Borrower from a Multiple-Employer Plan during a plan year for which it was a “substantial employer”, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Borrower or an Affiliate of the Borrower to make a payment to a Plan required under Section 303(k) of ERISA, which Section imposes a Lien for failure to make required payments; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan, and, in the case of any event described in clause (ii), (iv), (v), (vi) or (vii), the then-present value of such Plan’s vested benefits exceeds the then-current value of assets accumulated in such Plan by more than $10,000,000 (or in the case of withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount) and, in any other case, the net liability of any Borrower and its affiliates in respect of such event exceeds $10,000,000.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing an interest rate per annum equal to the rate appearing on page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time) at 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate (rounded upward to the nearest 1/16 of 1%) at which deposits in U.S. dollars of $5,000,0000 for delivery on the first day of such Interest Period and with a term equivalent to such Interest Period would be offered by JPMorgan’s (or its Affiliate’s) principal London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; subject, however, to the provisions of Section 2.09 hereof.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(b).

“Eurodollar Rate Borrowing” means a Borrowing composed of Eurodollar Rate Advances.

“Eurodollar Rate Reserve Percentage” of any Bank for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (A) such Bank acquires such interest in the Advance or Commitment (other than pursuant to an assignment requested by the Parent under Section 8.06(f)) or (B) such Bank changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its Applicable Lending Office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g) and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Extension of Credit” means (i) the making of an Advance or (ii) (A) the issuance of a Letter of Credit or (B) the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the maximum amount available to be drawn thereunder.

“Facility Fee Percentage” means, at all times during which any Applicable Rating Level set forth below is in effect for the Parent, the rate per annum set forth below next to the Applicable Rating Level of the Parent:

Applicable Rating Level	Facility Fee Percentage
1	0.125%
2	0.175%
3	0.200%
4	0.250%
5	0.350%

A change in the Facility Fee Percentage resulting from a change in the Applicable Rating Level of the Parent shall become effective upon the date of announcement of a change in the Reference Ratings that results in a change in the Applicable Rating Level of the Parent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“First Mortgage Bonds” means the first mortgage bonds issued under the FMB Indentures.

“Foreign Lender” means a Bank that is not a U.S. Person.

“FMB Indentures” means the Berkshire Gas Indenture and the Southern Connecticut Indenture.

“Fronting Commitment” means, with respect to any LC Bank, the aggregate stated amount of all Letters of Credit that such LC Bank agrees to issue, as such amount may be modified from time to time pursuant to agreement among such LC Bank, the Borrowers and the Administrative Agent.  The Fronting Commitment of JPMorgan on the date hereof is $25,000,000.  The Fronting Commitment of Union Bank, N.A. on the date hereof is $25,000,000.  The Fronting Commitment with respect to any Bank or Affiliate thereof that becomes an LC Bank after the date hereof shall be the amount agreed upon among the Borrowers, the Administrative Agent and such LC Bank at the time such Bank or Affiliate thereof becomes an LC Bank; and provided further that, at no time shall LC Outstandings be greater than $50,000,000.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means any solid wastes, toxic or hazardous substances, wastes or contaminants, polychlorinated biphenyls, paint containing lead, urea, formaldehyde foam insulation and discharges of sewage or effluent, as any of such terms is defined from time to time in or for the purposes of any Environmental Laws, friable asbestos, pesticides, petroleum or petroleum products.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Interest Period” means, for each Eurodollar Rate Advance constituting part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Advance into such a Eurodollar Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one week or one, two, three or six months or such other periods acceptable to all the Banks, as the applicable Borrower may select, upon notice received by the Administrative Agent in accordance with Section 2.02(a) or Section 2.10; provided, however, that:

(i)           the duration of any Interest Period that commences before the Maturity Date and otherwise ends after the Maturity Date shall end on the Maturity Date;

(ii)           if any Interest Period begins on a day for which there is no corresponding day in the calendar month during which such Interest Period is to end, such Interest Period shall end on the last Business Day of such month; and

(iii)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“IRS” means the United States Internal Revenue Service.

“JPMorgan” has the meaning specified in the recital of parties to this Agreement.

“LC Bank” means JPMorgan, Union Bank, N.A. and any other Bank or any Affiliate thereof that agrees to issue Letters of Credit pursuant to Section 2.03.

“LC Commitment” means, for each Bank, the obligation of such Bank to participate in the LC Outstandings.  “LC Commitments” shall refer to the aggregate of the Banks’ LC Commitments hereunder.

“LC Outstandings” of any Borrower means, on any date of determination, the sum of (i) the undrawn stated amounts of all Letters of Credit that were issued for the account of such Borrower and that are outstanding on such date plus (ii) the aggregate principal amount of all Unreimbursed LC Disbursements of such Borrower.

“Letter of Credit” means a standby letter of credit issued by an LC Bank pursuant to Section 2.03, as such standby letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement.

“Letter of Credit Fee” has the meaning specified in Section 2.04(b).

“Lien” has the meaning specified in Section 5.02(a).

“Loan Document” means this Agreement, any agreement referred to in Section 2.04(c) or (d) and any promissory notes delivered pursuant to Section 2.01(b) or 3.01(a).

“Majority Banks” means at any time, if there are Advances outstanding, Banks holding in excess of 50% of the Advances then outstanding, or, if there are no Advances outstanding, Banks holding in excess of 50% of the Commitments.

“Maturity Date” means November 30, 2016 or the earlier date of termination in whole of the Commitments pursuant to Section 2.05 or Section 6.01 hereof.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiple-Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of any Borrower or an Affiliate of such Borrower and at least one Person other than such Borrower and its Affiliates or (ii) was so maintained and in respect of which such Borrower or an Affiliate of such Borrower could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Defaulting Bank” means, at the time of determination, a Bank that is not a Defaulting Bank.

“Notice of Borrowing” has the meaning specified in Section 2.02(a) hereof.

“Original Credit Agreement” has the meaning specified in the Preliminary Statement of this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.06(f)).

“Outstanding Credits” of any Borrower means, on any date of determination, an amount equal to (i) the aggregate principal amount of all Advances outstanding to such Borrower on such date plus (ii) the LC Outstandings of such Borrower on such date.

“Parent” has the meaning specified in the recital of parties to this Agreement.

“Participant” has the meaning specified in Section 8.06(d).

“Participant Register” has the meaning specified in Section 8.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single-Employer Plan or a Multiple-Employer Plan.

“Recipient” means (i) the Administrative Agent, (ii) any Bank and (iii) any LC Bank, as applicable.

“Reference Ratings” means, with respect to any Borrower, the ratings assigned by S&P and Moody’s to the long-term senior unsecured non-credit enhanced debt of such Borrower (the “Borrower Debt”); provided that:

(i)           if neither S&P nor Moody’s maintains a rating on the Borrower Debt of a Borrower, then the Reference Ratings shall be based on the ratings assigned by Moody’s and S&P to the long-term senior secured debt (the “Secured Debt”) of such Borrower, but such ratings shall be deemed to correspond to the Applicable Rating Level that is one level lower than the level that would otherwise correspond to such Secured Debt ratings; and

(ii)           if neither S&P nor Moody’s maintains a rating on the Borrower Debt of a Borrower or on the Secured Debt of a Borrower, then the Reference Rating of such Borrower shall be based on such Borrower’s long-term corporate/issuer ratings maintained by S&P and Moody’s.

“Register” has the meaning specified in Section 8.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Request for Issuance” means a request made pursuant to Section 2.03(a) in the form of Exhibit B.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., or any successor thereto.

“Single-Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of a Borrower or an Affiliate of such Borrower and no Person other than such Borrower and its Affiliates, or (ii) was so maintained and in respect of which such Borrower or an Affiliate of such Borrower could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Southern Connecticut” has the meaning specified in the recital of parties to this Agreement.

“Southern Connecticut Indenture” means the Indenture, dated as of March 1, 1948, between The Bridgeport Gas Light Company and The Bridgeport-City Trust Company, as trustee, as amended and supplemented from time to time.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership or joint venture or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Type” has the meaning assigned to such term in the definition of “Advance” when used in such context.

“UI” has the meaning specified in the recital of parties to this Agreement.

“Unreimbursed LC Disbursement” means the unpaid obligation (or, if the context so requires, the amount of such obligation) of any Borrower to reimburse an LC Bank for a payment made by such LC Bank under a Letter of Credit, but shall not include any portion of such obligation that has been repaid with the proceeds of Advances hereunder.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Withholding Agent” means the Borrowers and the Administrative Agent.

SECTION 1.02.   Computation of Time Periods.

In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03.   Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) hereof (“GAAP”).

ARTICLE II
AMOUNTS AND TERMS OF THE EXTENSIONS OF CREDIT

SECTION 2.01.   The Advances.

(a)      Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrowers from time to time on any Business Day during the period from the date hereof until the day immediately preceding the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Bank’s name on Schedule I hereto as such amount may be reduced or increased pursuant to Section 2.05 hereof (such Bank’s “Commitment”); provided, however, that (i) the Outstanding Credits of the Parent shall not exceed $400,000,000 at any time, (ii) the Outstanding Credits of UI shall not exceed $250,000,000 at any time, (iii) the Outstanding Credits of each of Southern Connecticut and Connecticut Gas shall not exceed $150,000,000 at any time, and (iv) the Outstanding Credits of Berkshire Gas shall not exceed $25,000,000 at any time; and provided further, the aggregate Outstanding Credits of all of the Borrowers shall not exceed the amount of the Commitments at any time.  Each Base Rate Borrowing shall be in an integral multiple of $1,000,000, and each Eurodollar Rate Borrowing shall be in an aggregate amount not less than $5,000,000, or an integral multiple of $1,000,000 in excess thereof.  Each Borrowing shall consist of Advances of the same Type and, in the case of Eurodollar Rate Advances, having Interest Periods of the same duration, made on the same day to a single Borrower by the Banks ratably according to their respective Commitments.  Within the limits of each Bank’s Commitment, the Borrowers may from time to time borrow, repay, prepay pursuant to Section 2.11 hereof, reborrow under this Section 2.01 and request the issuance of Letters of Credit under Section 2.03.

(b)      Any Bank may request that any Advances made by it be evidenced by one or more promissory notes.  In such event, each Borrower shall prepare, execute and deliver to such Bank one or more promissory notes payable to the order of such Bank (or, if requested by such Bank, to such Bank and its assignees) and in a form approved by the Administrative Agent.

SECTION 2.02.   Making the Advances.

(a)      Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the date of a proposed Base Rate Borrowing or on the third Business Day prior to the date of a proposed Eurodollar Rate Borrowing, by the applicable Borrower to the Administrative Agent, which shall give to each Bank prompt notice thereof by telecopier, telex or cable.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier, telex or cable, confirmed immediately in writing, in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances constituting such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Eurodollar Rate Borrowing, the initial Interest Period for each of the Advances constituting such Borrowing.  Each Bank shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02 such Bank’s ratable portion of such Borrowing, in same day funds.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower at the Administrative Agent’s aforesaid address.

(b)      Each Notice of Borrowing shall be irrevocable and binding on the Borrower that delivers such Notice of Borrowing.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the applicable Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(c)      Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s ratable portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Bank shall not have so made such ratable portion available to the Administrative Agent, such Bank and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Advances constituting such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate.  If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement.

(d)      The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

SECTION 2.03.   Letters of Credit.

(a)       Upon the written request of a Borrower and subject to the terms and conditions hereof, each LC Bank, in reliance upon the agreements of the other Banks set forth in this Section 2.03, shall issue one or more Letters of Credit hereunder for the account of such Borrower, provided that no LC Bank shall be required to issue Letters of Credit having stated amounts, in the aggregate, greater than such LC Bank’s Fronting Commitment.  Each Letter of Credit shall be issued in a form acceptable to the applicable LC Bank, and each Borrower shall execute and deliver to each LC Bank such standard letter of credit applications or continuing agreements for standby letters of credit as such LC Bank may reasonably request.  Each Letter of Credit shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than two Business Days’ (or such shorter period as may be agreed to by the applicable Borrower and the applicable LC Bank) prior notice thereof by delivery of a Request for Issuance of a Letter of Credit to such LC Bank (which shall promptly forward copies thereof to the Administrative Agent for distribution to the Banks).  Each such Request for Issuance shall specify (i) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall be no later than the third Business Day preceding the Maturity Date), (ii) the proposed stated amount of such Letter of Credit, (iii) the name and address of the beneficiary of such Letter of Credit and (iv) a statement of drawing conditions applicable to such Letter of Credit, and if such request for issuance relates to an amendment or modification of a Letter of Credit, it shall be accompanied by the consent of the beneficiary of the Letter of Credit thereto.  Each request for issuance of a Letter of Credit shall be irrevocable unless modified or rescinded by the applicable Borrower not less than one Business Day prior to the proposed date of issuance (or effectiveness) specified therein and, in any event, not later than the actual issuance (or effectiveness) specified therein.  Not later than 12:00 noon on the proposed date of issuance (or effectiveness) specified in such request for issuance of a Letter of Credit, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, the applicable LC Bank shall issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the applicable Borrower and to the Administrative Agent.  The Administrative Agent shall furnish (i) to each Bank, a copy of such notice and (ii) to each Bank that may so request, a copy of such Letter of Credit.  Each LC Bank shall provide to the Administrative Agent, on a monthly basis, a list of the amounts and expiration dates of all undrawn Letters of Credit issued by such LC Bank, a copy of which list the Administrative Agent shall furnish to each Bank that may so request.

(b)      No Letter of Credit shall be requested or issued hereunder if, after giving effect to the issuance thereof, (i) the LC Outstandings would exceed $50,000,000, (ii) the aggregate Outstanding Credits would exceed the aggregate Commitments, (iii) the Outstanding Credits of the Parent would exceed $400,000,000, (iv) the Outstanding Credits of UI would exceed $250,000,000, (v) the Outstanding Credits of either Southern Connecticut or Connecticut Gas would exceed $150,000,000, or (vi) the Outstanding Credits of Berkshire Gas would exceed $25,000,000.  No LC Bank shall be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such LC Bank from issuing such Letter of Credit, (B) any law applicable to such LC Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such LC Bank shall prohibit, or request that such LC Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such LC Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such LC Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon such LC Bank any unreimbursed loss, cost or expense that was not applicable on the date hereof and that such LC Bank in good faith deems material to it or (C) the issuance of such Letter of Credit would violate one or more policies of such LC Bank.

(c)      Each Borrower hereby agrees to pay to the Administrative Agent for the account of the applicable LC Bank, on demand made by such LC Bank or the Administrative Agent, on and after each date on which such LC Bank shall pay any amount under any Letter of Credit issued by it for the account of such Borrower, a sum equal to the amount so paid plus interest on such amount from the date so paid by such LC Bank until repayment to such LC Bank in full at a fluctuating interest rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Advances plus, if any amount paid by such LC Bank under a Letter of Credit is not reimbursed by such Borrower within one Business Day (whether with the proceeds of Advances or otherwise), 2%.

(d)      No Letter of Credit shall be amended or modified after issuance without the prior written consent of the Borrower for the account of which such Letter of Credit was issued, which consent may be sent by telecopy.

(e)      Each Bank, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the applicable LC Bank in such Letter of Credit and the rights and obligations arising thereunder, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the applicable LC Bank therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Bank’s participation in any Letter of Credit, if an LC Bank shall not have been reimbursed in full for any payment made by such LC Bank under any Letter of Credit on the date of such payment, such LC Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Bank of such Unreimbursed LC Disbursement and the amount thereof.  Upon receipt of such notice from the Administrative Agent, each Bank shall pay to the Administrative Agent for the account of such LC Bank an amount equal to such Bank’s Commitment Percentage of such Unreimbursed LC Disbursement, plus interest on such amount at a rate per annum equal to the Federal Funds Rate from the date of such payment by such LC Bank to the date of payment to such LC Bank by such Bank.  All such payments by each Bank shall be made in United States dollars and in same day funds not later than 3:00 P.M. on the later to occur of (A) the Business Day immediately following the date of such payment by such LC Bank and (B) the Business Day on which such Bank shall have received notice of such Unreimbursed LC Disbursement; provided, however, that if such notice is received by such Bank later than 11:00 A.M. on such Business Day, such payment shall be payable on the next Business Day.  Each Bank agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  If a Bank shall have paid to such LC Bank its Commitment Percentage of any Unreimbursed LC Disbursement, together with all interest thereon required by the second sentence of this subsection (e), such Bank shall be entitled to receive its Commitment Percentage of all interest paid by the applicable Borrower in respect of such Unreimbursed LC Disbursement.  If such Bank shall have made such payment to such LC Bank, but without all such interest thereon required by the second sentence of this subsection (e), such Bank shall be entitled to receive its Commitment Percentage of the interest paid by the applicable Borrower in respect of such Unreimbursed LC Disbursement only from the date it shall have paid all interest required by the second sentence of this subsection (e).

(f)      The failure of any Bank to make any payment to an LC Bank in accordance with subsection (e) above shall not relieve any other Bank of its obligation to make payment, but neither such LC Bank nor any Bank shall be responsible for the failure of any other Bank to make such payment.  If any Bank shall fail to make any payment to an LC Bank in accordance with subsection (e) above, then such Bank shall pay to such LC Bank forthwith on demand such corresponding amount together with interest thereon, for each day until the date such amount is repaid to such LC Bank at the Federal Funds Rate.  Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Bank.

(g)      The payment obligations of each Borrower under Section 2.03(c) in respect of any payment under any Letter of Credit issued for the account of such Borrower shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto or to such Letter of Credit;

(ii)           any amendment or waiver of, or any consent to departure from, the terms of this Agreement or such Letter of Credit;

(iii)          the existence of any claim, set-off, defense or other right that such Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Person for which any such beneficiary or any such transferee may be acting), or any other Person, whether in connection with this Agreement, the transactions contemplated thereby or by such Letter of Credit, or any unrelated transaction;

(iv)          any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           payment in good faith by an LC Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(vi)          any failure to issue a Letter of Credit (or any amendment thereto) in accordance with the specifications set forth by the applicable Borrower pursuant to Section 2.03(a), provided that such Borrower may cause such a Letter of Credit (or such amendment) to be replaced or rescinded if (A) it provides written notice to the applicable LC Bank (which shall promptly forward copies to the Administrative Agent for distribution to the Banks) of any discrepancy from such specifications within three Business Days after the Borrower shall have received a copy of such Letter of Credit (or such amendment), (B) such discrepancy is material and consequential, and (C) the beneficiary of such Letter of Credit consents in writing to such replacement or revocation;

(vii)         any claim or potential claim for breach of warranty by the applicable LC Bank, the Banks or the applicable Borrower against the beneficiary of a Letter of Credit;

(viii)        any action or inaction taken or not taken by an LC Bank or any of its correspondents in connection with any Letter of Credit or any sight draft, certificate or other document presented pursuant thereto, if taken or not taken, as the case may be, in good faith and in conformity with applicable law.

(h)      Without limiting any other provision of this Section 2.03, for purposes of this Section 2.03 each LC Bank and any of its correspondents:

(i)            may rely upon any oral, telephonic, telegraphic, facsimile, electronic, written or other communication believed in good faith to have been authorized by the applicable Borrower, whether or not given or signed by an authorized person of such Borrower;

(ii)           shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with a Letter of Credit, whether transmitted by courier or facsimile, or for errors in interpretation of technical terms or in translation (and such LC Bank and its correspondents may transmit Letter of Credit terms without translating them), other than those errors resulting from gross negligence or willful misconduct of such LC Bank or such correspondent, as the case may be;

(iii)          shall not be responsible, absent the gross negligence or willful misconduct of such LC Bank or its correspondents, for verifying the identity or authority of any signer of, or the form, accuracy, genuineness, falsification or legal effect of, any draft, certificate or other document presented under any Letter of Credit if such draft, certificate or other document on its face appears to be in order;

(iv)          shall not be responsible for any acts or omissions by, or the solvency of, the beneficiary of any Letter of Credit or any other person or entity having any role in any transaction underlying such Letter of Credit;

(v)           may accept or pay as complying with the terms and conditions of any Letter of Credit, any draft, certificate or other document appearing on its face (A) substantially to comply with the terms and conditions of such Letter of Credit, (B) to be signed or presented by, or issued to any successor of, the beneficiary or any other person required or authorized by such Letter of Credit to sign or present any sight draft, certificate or other document under such Letter of Credit, including any administrator, executor, personal representative, trustee in bankruptcy, debtor in possession, liquidator, receiver, or successor by merger or consolidation, or any other person or entity purporting to act as the representative of or in place of any of the foregoing, or (C) to have been signed, presented or issued after a change of name of the beneficiary of such Letter of Credit;

(vi)          may disregard any discrepancies known to it in any Letter of Credit that do not reduce, in the good faith judgment of such LC Bank or its correspondents, the value of the performance to the applicable Borrower by the beneficiary of such Letter of Credit in any transaction underlying such Letter of Credit;

(vii)         shall not be responsible for the effectiveness or suitability of any Letter of Credit with respect to the applicable Borrower’s purpose in requesting such Letter of Credit;

(viii)        shall not be liable to any Borrower for any consequential or special damages, or for any damages resulting from any change in the value of any goods or other property subject to or underlying any Letter of Credit;

(ix)           absent any gross negligence or willful misconduct on part of such LC Bank or its correspondents, may honor a previously dishonored presentation under a Letter of Credit, whether pursuant to court order, to settle or compromise any claim wrongfully dishonored, or otherwise, and shall be entitled to reimbursement of amounts paid under such Letter of Credit to the same extent as if such presentation had been honored initially; and

(x)            may pay amounts owed to any paying or negotiating bank (designated or permitted by the terms of any Letter of Credit) claiming that it rightfully honored, under the laws or practices of the place where it is located, any sight draft, certificate or other document presented under any Letter of Credit.

(i)      Each Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit.  Neither the Administrative Agent, any LC Bank, the Banks nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable or responsible for (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon made by another Person, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by any LC Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under a Letter of Credit, except that the applicable Borrower shall have the right to bring suit against the applicable LC Bank, and such LC Bank shall be liable to such Borrower, to the extent of any direct, as opposed to consequential, damages suffered by such Borrower that such Borrower proves (as determined in a final judgment by a court of competent jurisdiction) were caused by such LC Bank’s willful misconduct or gross negligence, including such LC Bank’s willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) that strictly comply with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, any LC Bank may accept sight drafts and accompanying certificates presented under any Letter of Credit issued by such LC Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and payment against such documents shall not constitute willful misconduct or gross negligence by such LC Bank. Notwithstanding the foregoing, no Bank shall be obligated to indemnify the LC Bank for damages caused by any LC Bank’s willful misconduct or gross negligence.

(j)      Each Borrower acknowledges that the rights and obligations of the applicable LC Bank under any Letter of Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit. Each LC Bank may, without incurring any liability to any Borrower or impairing its entitlement to reimbursement under this Agreement, honor any Letter of Credit despite notice from the applicable Borrower of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of the applicable Letter of Credit or any other Person.  Each LC Bank shall have no duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of any Letter of Credit.  Each LC Bank shall have no duty to seek any waiver of discrepancies from the applicable Borrower, nor any duty to grant any waiver of discrepancies that such Borrower approves or requests.  Each LC Bank shall have no duty to extend the expiration date or term of any Letter of Credit or, except as provided under Section 2.03(g)(vi), to issue a replacement letter of credit on or before the expiration date of such Letter of Credit or the end of such term.  No LC Bank shall be liable to any Borrower under this Section 2.03(j) for any action or inaction by it, unless such action or inaction results from such LC Bank’s gross negligence or willful misconduct, as determined in a final judgment by a court of competent jurisdiction.

(k)    Unless otherwise expressly agreed by the applicable LC Bank and the applicable Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” written by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

(l)     Notwithstanding any provision to the contrary contained in this Agreement, each Borrower and each Bank shall have the right to bring suit against any LC Bank, and such LC Bank shall be liable to such Borrower and such Bank, to the extent of any direct, as opposed to consequential, damages suffered by such Borrower or such Bank that such Borrower or such Bank proves were caused by such LC Bank’s willful misconduct or gross negligence.

(m)   In addition to the LC Banks named herein, the Borrowers may from time to time appoint one or more other Banks (with the consent of any such Bank, which consent may be withheld in the sole discretion of each Bank) to act, either directly or through an Affiliate of such Bank, as an LC Bank hereunder.  Any such appointment and the terms thereof, including, without limitation, the Fronting Commitment of such LC Bank, shall be evidenced in a separate written agreement executed by the Borrowers and the applicable LC Bank, a copy of which agreement shall be delivered by the Borrowers to the Administrative Agent.  The Administrative Agent shall give prompt notice of any such appointment to the other Banks.  Upon such appointment, if and for so long as such Bank shall have any obligation to issue any Letters of Credit hereunder or any Letter of Credit issued by such Bank shall remain outstanding, such Bank shall be deemed to be, and shall have all the rights and obligations of, an “LC Bank” under this Agreement.

(n)     Each LC Bank may resign at any time that no Letter of Credit issued by such LC Bank remains outstanding by giving written notice thereof to the Administrative Agent and the Borrowers

(o)     The Letters of Credit listed on Schedule 2.03(o) were issued under the Original Credit Agreement and remain outstanding on the date hereof under this Agreement.

SECTION 2.04.   Fees.

(a)     Except as set forth in Section 8.11(a), the Parent agrees to pay to the Administrative Agent for the account of each Bank a facility fee on the total amount of such Bank’s Commitment from the date hereof until the later of the Maturity Date and the date all Advances are paid in full and there are no LC Outstandings at the rate per annum equal, regardless of usage, to the Facility Fee Percentage from time to time in effect.  Such fee shall be payable quarterly in arrears on the last day of each March, June, September and December during such period, commencing on December 31, 2011, and on such later date to occur.

(b)     Each Borrower agrees to pay to the Administrative Agent for the account of each Bank a letter of credit fee (the “Letter of Credit Fee”), at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances made to such Borrower on the daily average amount of such Bank’s Commitment Percentage multiplied by the LC Outstandings of such Borrower, from the date hereof until the later of the Maturity Date and the date on which there are no LC Outstandings, payable quarterly in arrears on the last day of each March, June, September and December during such period, commencing on December 31, 2011, and on such later date to occur.

(c)     The Parent agrees to pay to the Administrative Agent an agency fee in such amounts and payable at such times, as shall be agreed to between them in writing.

(d)     Each Borrower agrees to pay to each LC Bank the issuance and other fees as may be separately agreed by such Borrower and such LC Bank in writing with respect to Letters of Credit issued by such LC Bank.

SECTION 2.05.   Changes in the Commitments.

(a)     The Parent shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Banks, provided that the aggregate amount of the Commitments of the Banks shall not be reduced to an amount that is less than the aggregate Outstanding Credits at such time and provided, further, that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and provided, further, that any such termination or reduction shall not affect the Borrowers’ rights under Section 2.05(b) below.  Once terminated or reduced, a Commitment may not be reinstated.  The Administrative Agent shall promptly notify each Bank and LC Bank of any reduction in the Commitments pursuant to this Section 2.05.

(b)     (i)  On any date prior to the Maturity Date, the Borrowers may increase the aggregate amount of the Commitments by up to $100,000,000 (any such increase, a “Commitment Increase”) up to a maximum aggregate amount of $500,000,000 by designating either one or more of the existing Banks (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more assignees reasonably acceptable to the Administrative Agent and each LC Bank that at the time agree, in the case of an existing Bank, to increase its Commitment (an “Increasing Bank”) and, in the case of any other assignee (an “Additional Bank”), to become a party to this Agreement.  The sum of the increases in the Commitments of the Increasing Banks pursuant to this subsection (b) plus the Commitments of the Additional Banks upon giving effect to the Commitment Increase shall not in the aggregate exceed the amount of the Commitment Increase.  The Borrowers shall provide prompt notice of any proposed Commitment Increase pursuant to this Section 2.05(b) to the Administrative Agent, which shall promptly provide a copy of such notice to the Banks.

(ii)          Any Commitment Increase shall become effective upon (A) the receipt by the Administrative Agent of (1) an agreement in form and substance satisfactory to the Administrative Agent signed by each Borrower, each Increasing Bank, each Additional Bank and each LC Bank, setting forth the new Commitments of each such Bank and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Bank and the consent of each LC to such Commitment Increase, and (2) such customary opinions of counsel for the Borrowers with respect to the Commitment Increase as the Administrative Agent may reasonably request, (B) the funding by each Bank of the Advance(s) to be made by each such Bank described in paragraph (iii) below and (C) receipt by the Administrative Agent of a certificate (the statements contained in which shall be true) of a duly authorized officer of each Borrower stating that both before and after giving effect to such Commitment Increase (1) no Event of Default or event that with the giving of notice or the passage of time, or both, would constitute an Event of Default has occurred and is continuing, and (2) all representations and warranties made by such Borrower in this Agreement are true and correct in all material respects.

(iii)          Upon the effective date of any Commitment Increase, each Borrower shall be deemed to have prepaid its outstanding Borrowings (if any) in full, and shall simultaneously be deemed to have made new Borrowings hereunder in an amount equal to such prepayment, so that, after giving effect thereto, the Borrowings are held ratably by the Banks in accordance with their respective Commitments (after giving effect to such Commitment Increase).  Prepayments made under this paragraph (iii) shall not be subject to the notice requirements of Section 2.11.

(iv)          Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment Increase and the making of any Advances on such date pursuant to paragraph (iii) above, all calculations and payments of the fees payable to the Banks under Section 2.04 and of interest on the Advances shall take into account the actual Commitment of each Bank and the principal amount outstanding of each Advance made by such Bank during the relevant period of time.

SECTION 2.06.   Repayment of Advances.

Each Borrower shall repay to the Administrative Agent for the ratable account of the Banks on the Maturity Date the aggregate principal amount of the Advances made to such Borrower then outstanding.  Without limiting the foregoing, each Borrower (other than the Parent) shall repay each Advance made to such Borrower no later than the 364th day following the date such Advance was made, unless, in the case of each such Borrower, such Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to it that no authorization or approval or other action by, and no notice to or filing with, any governmental authority is required for the borrowing by such Borrower of Advances that are outstanding for more than 364 days, other than such authorizations and approvals that have been obtained and are in full force and effect, and such actions, notices and filings that have been duly completed.

SECTION 2.07.   Interest on Advances.

Each Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank to such Borrower from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)     Base Rate Advances.  If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate plus the Applicable Margin for such Borrower, payable quarterly on the last day of each March, June, September and December during the term hereof, on the Maturity Date and on the date such Base Rate Advance shall be Converted or paid in full.

(b)     Eurodollar Rate Advances.  If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin for such Borrower, payable on the last day of such Interest Period, provided, however, that if the Interest Period for such Advance is greater than three months then interest shall also be payable at the end of each three month interval following the date of such Advance.

SECTION 2.08.   Additional Interest on Eurodollar Rate Advances.

Each Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Bank made to such Borrower, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance.  Such additional interest shall be determined by such Bank and notified to the applicable Borrower through the Administrative Agent.

SECTION 2.09.   Interest Rate Determination.

(a)     The Administrative Agent shall give prompt notice to the applicable Borrower and the Banks of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a) or (b) hereof.

(b)     If, with respect to any Eurodollar Rate Advances, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (ii) the Majority Banks notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Banks of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrowers and the Banks, whereupon

(i)           each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(ii)           the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and the Banks that the circumstances causing such suspension no longer exist.

(c)     If the applicable Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Banks, and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d)     On the date on which the aggregate unpaid principal amount of Advances constituting any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall, if they are Eurodollar Rate Advances, automatically Convert into Base Rate Advances, and on and after such date the right of the applicable Borrower to Convert such Advances into Eurodollar Rate Advances shall terminate; provided, however, that if and so long as each such Advance shall be of the same Type and have the same Interest Period as Advances constituting another Borrowing or other Borrowings made to such Borrower, and the aggregate unpaid principal amount of all such Advances shall equal or exceed $1,000,000, such Borrower shall have the right to continue all such Advances as, or to Convert all such Advances into, Advances of such Type having such Interest Period.

SECTION 2.10.   Voluntary Conversion of Advances.

So long as no Event of Default with respect to a Borrower or event that would constitute an Event of Default with respect to such Borrower but for the requirement that notice be given or time elapse or both has occurred and is continuing, then such Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13 hereof, Convert all Advances of one Type constituting the same Borrowing into Advances of another Type or Advances of the same Type to a new Interest Period; provided, however, that any Conversion of any Eurodollar Rate Advances into Base Rate Advances or Eurodollar Rate Advances into Eurodollar Rate Advances having new Interest Periods shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, unless such Borrower shall also reimburse the Banks in respect thereof pursuant to Section 8.04(b) hereof on the date of such Conversion.  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into or relating to Eurodollar Rate Advances, the duration of the Interest Period for each such Advance.  The Administrative Agent shall promptly notify each Bank of any notice received from a Borrower pursuant to this Section.

SECTION 2.11.   Optional Prepayments of Advances.

Upon notice, given not later than 11:00 a.m. (New York City time) on the date of a proposed prepayment for Base Rate Advances and on the third Business Day prior to the date of such prepayment for Eurodollar Rate Advances, each Borrower may, and if such notice is given such Borrower shall, prepay the outstanding principal amounts of the Advances constituting part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, the aggregate amount of all Advances constituting the same Borrowing), and (ii) in the case of any such prepayment of a Eurodollar Rate Advance, such Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 8.04(b).  Except as provided in this Section 2.11, no Borrower shall have any right to prepay any principal amount of any Advances.

SECTION 2.12.   Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement for which any Borrower is required to pay additional interest pursuant to Section 2.08) or any LC Bank;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Bank or any LC Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Bank or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Bank or such other Recipient of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to increase the cost to such Bank, such LC Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Bank, LC Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Bank, LC Bank or other Recipient, the Parent will pay to such Bank, LC Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank, LC Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Bank or LC Bank determines that any Change in Law affecting such Bank or LC Bank or any Applicable Lending Office of such Bank or such Bank’s or LC Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Bank’s or LC Bank’s capital or on the capital of such Bank’s or LC Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Advances made by, or participations in Letters of Credit held by, such Bank, or the Letters of Credit issued by any LC Bank, to a level below that which such Bank or LC Bank or such Bank’s or LC Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s or LC Bank’s policies and the policies of such Bank’s or LC Bank’s holding company with respect to capital adequacy), then from time to time the Parent will pay to such Bank or LC Bank, as the case may be, such additional amount or amounts as will compensate such Bank or LC Bank or such Bank’s or LC Bank’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Bank or LC Bank setting forth the amount or amounts necessary to compensate such Bank or LC Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Parent, shall be conclusive absent manifest error.  The Parent shall pay such Bank or LC Bank, as the case may be, the undisputed amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Bank or LC Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s or LC Bank’s right to demand such compensation; provided that the Parent shall not be required to compensate a Bank or LC Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Bank or LC Bank, as the case may be, notifies the Parent of the Change in Law giving rise to such increased costs or reductions, and of such Bank’s or LC Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13.   Illegality.

Notwithstanding any other provision of this Agreement, if any Bank shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and the Banks that the circumstances causing such suspension no longer exist and (ii) each Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all Banks then outstanding to such Borrower, together with interest accrued thereon, unless such Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Advances of all Banks then outstanding to such Borrower into Base Rate Advances in accordance with Section 2.10; provided, however, that no Borrower will be permitted to Convert such Eurodollar Rate Advances to Base Rate Advances if the applicable law or regulation requires immediate compliance on the part of such affected Bank.

SECTION 2.14.   Payments and Computations.

(a)      Each Borrower shall make each payment to be made by such Borrower hereunder, without condition or deduction for counterclaim, defense, recoupment or setoff, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at its address at 10 South Dearborn, Chicago, Illinois 60603, Mid Corp Loan & Agency, in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or facility fees ratably (other than amounts payable pursuant to Section 2.08, 2.12 or 2.15 hereof and except as provided otherwise in Sections 2.15(b) and 8.11) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b)      Each Borrower hereby authorizes each Bank, if and to the extent payment owed by such Borrower to such Bank is not made (to such Bank or to the Administrative Agent for such Bank) when due hereunder, to charge from time to time against any or all of such Borrower’s accounts with such Bank any amount so due.

(c)      All computations of interest based on clause (a) of the definition of “Base Rate” shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on clause (b) or (c) of the definition of “Base Rate” or on the Eurodollar Rate and of all fees (including, without limitation, fees under Sections 2.04(a) and (b)) shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Bank, in each case on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent (or, in the case of Section 2.08 hereof, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)      Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)      Unless the Administrative Agent shall have received notice from such Borrower prior to the date on which any payment is due to the Banks hereunder from such Borrower that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.  If and to the extent that such Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f)      Notwithstanding anything to the contrary contained herein, any amount payable by any Borrower hereunder, other than the principal amount of the Advances, that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date when due until paid in full at a rate equal at all times to the sum of the Base Rate plus the Applicable Margin in effect for the applicable Borrower, plus 2% per annum, payable upon demand.

SECTION 2.15.   Sharing of Payments, Etc.

(a)      If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.08 or 2.12 hereof) in excess of its ratable share of payments on account of the Advances or Unreimbursed LC Disbursements obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in their Advances or Unreimbursed LC Disbursements (as applicable) as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (i) the amount of such Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.  The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

(b)      If any Bank shall fail to make any payment required to be made by it pursuant to Sections 2.02(a), 2.03(e) or 7.05, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent and the LC Banks to satisfy such Bank’s obligations to it or them under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section in any order as determined by the Administrative Agent in its discretion until all such unsatisfied payment obligations of such Bank are fully paid.

SECTION 2.16.   Taxes.

(a)           LC Banks.  For purposes of this Section 2.16, the term “Bank” includes any LC Bank.

(b)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Borrower.  Each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by the Borrower.  Each Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient by such Borrower and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(e)           Indemnification by the Banks.  Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 8.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error.  Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this subsection (e).

(f)           Evidence of Payments.  As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.16, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Banks.

(i)           Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by any Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by any Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if reasonably requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(g)(ii)(A), (B) and (D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii)           Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)           any Bank that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed originals of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax

Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify each Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) promptly following receipt of any such refund of Taxes.  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)           Survival.  Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE III
CONDITIONS PRECEDENT

SECTION 3.01.   Conditions Precedent to Effectiveness of Amendment and Restatement.

The effectiveness of this amendment and restatement of the Original Credit Agreement on the terms set forth herein is subject to the conditions precedent that on the date hereof:

(a)      Each of the Administrative Agent, the LC Banks and the Banks shall have received payment of all fees then due and payable to the Administrative Agent, each LC Bank and the Banks, respectively, subject to the Parent receiving, to its satisfaction, an invoice of such amounts prior to the date hereof.

(b)      The representations and warranties of each Borrower contained in Section 4.01 shall  be true and correct.

(c)      The Administrative Agent shall have received the following, each dated the date hereof, in form and substance satisfactory to the Administrative Agent and (except for the promissory notes referred to in (i) below) in sufficient copies for each Bank:

(i)           Promissory notes of each Borrower payable to the order of each Bank requesting such a note in a form acceptable to the Administrative Agent.

(ii)           Certified copies of the resolutions of the Board of Directors of each Borrower approving this Agreement and the other Loan Documents to which such Borrower is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such other Loan Documents, together with certified copies of the certificate of incorporation and bylaws (or equivalent documents) of each Borrower, and a certificate from the secretary of state of organization of each Borrower (or other appropriate authority of such jurisdiction) evidencing the legal existence of such Borrower.

(iii)           A certificate of the Secretary or an Assistant Secretary of each Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement, the other Loan Documents to which such Borrower is a party and the other documents to be delivered hereunder and attesting to the accuracy of the representations and warranties of such Borrower set forth in Section 4.01.

(iv)          (A) A favorable opinion of Wiggin and Dana LLP, counsel for the Borrowers, substantially in the form of Exhibit D-1 hereto and as to such other matters as any Bank or LC Bank through the Administrative Agent may reasonably request and (B) a favorable opinion of Brown Rudnick LLP, counsel for Berkshire Gas, substantially in the form of Exhibit D-2 hereto with respect to certain regulatory matters under the laws of the Commonwealth of Massachusetts and as to such other matters as any Bank or LC Bank through the Administrative Agent may reasonably request.

(v)           A favorable opinion of King & Spalding LLP, counsel for the Administrative Agent, substantially in the form of Exhibit E hereto.

(vi)           Such information as shall be sufficient for the Administrative Agent and each Bank to verify the identity of each Borrower for purposes of complying with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as contemplated by Section 8.10 hereof.

(vii)          Such other information or documentation as the Administrative Agent reasonably requests for any Borrower.

SECTION 3.02.   Conditions Precedent to Each Extension of Credit.

The obligation of each Bank to make an Advance on the occasion of each Borrowing (including the initial Borrowing) and of each LC Bank to issue any Letter of Credit (including the initial Letter of Credit) or to amend any Letter of Credit having the effect of extending the stated termination date thereof or increasing the maximum amount available to be drawn thereunder shall be subject to the further conditions precedent that on the date of such Extension of Credit, (a) the applicable Borrower shall certify that the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Request for Issuance and the acceptance by such Borrower of the proceeds of such Borrowing or the issuance or amendment of such Letter of Credit (as the case may be) shall constitute a representation and warranty by such Borrower that on the date of such Extension of Credit such statements are true):

(i)           The representations and warranties of such Borrower contained in Section 4.01 (other than the last sentence of subsections (e)(i), (e)(ii) and (e)(iii), as applicable, and subsection (g) thereof) are true and correct in all material respects on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii)           No event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Bank or LC Bank through the Administrative Agent may reasonably request.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01.   Representations and Warranties of Each Borrower.

Each Borrower represents and warrants as follows with respect to itself only on the date hereof, and at such other times as specified herein:

(a)      Such Borrower is a corporation duly incorporated and validly existing under the laws of the jurisdiction where it is organized and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.  Except where failure to procure the same will not materially affect the conduct of its business, such Borrower has validly procured and now possesses all franchises, rights, licenses and permits and other similar authorizations which are required for its present operations by each jurisdiction in which it is carrying on any material portion of its business.  Such Borrower is in compliance in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA, all Environmental Laws and payment of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent contested in good faith), non-compliance with which would materially adversely affect the business, operations, affairs, assets, condition, financial or otherwise, or prospects of such Borrower or in any way affect the ability of such Borrower to perform its obligations under this Agreement or any other Loan Document to which such Borrower is a party.

(b)      The execution, delivery and performance by such Borrower of each Loan Document to which such Borrower is a party and all other instruments and documents to be delivered hereunder, and the transactions contemplated hereby and thereby, are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) such Borrower’s certificate of incorporation or bylaws or (ii) any law, rule, regulation, order or judgment applicable to, or any contractual restriction binding on or affecting, such Borrower, and do not result in or require the creation of any Lien, security interest or other charge or encumbrance upon or with respect to any of its properties, except pursuant to this Agreement.

(c)      No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Borrower of each Loan Document to which such Borrower is a party or any other document or instrument to be delivered by such Borrower hereunder.

(d)      This Agreement and any other Loan Document to which such Borrower is a party are, and any promissory note when delivered pursuant to Section 2.01(b) will be, the legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies.

(e)    (i)     With respect to the Parent, the consolidated balance sheet (including the notes thereto) of the Parent and its Subsidiaries as at December 31, 2010 and the related consolidated statements of income and retained earnings of the Parent and its Subsidiaries for the fiscal year then ended, audited by PricewaterhouseCoopers LLP, independent public accountants, and the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at September 30, 2011, and the related consolidated statements of income of the Parent and its Subsidiaries for the fiscal quarter then ended, certified by the chief financial officer of the Parent, copies of which have been furnished to each Bank and LC Bank, fairly present (subject, in the case of such balance sheet and statements of income for the fiscal quarter ended September 30, 2011, to normal year-end adjustments) the consolidated financial condition of the Parent and its Subsidiaries as at such dates and the consolidated results of the operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP.  Except as described in said September 30, 2011 financial statements, since December 31, 2010 there has been no material adverse change in the business, operations, affairs, assets, condition, financial or otherwise, or prospects of the Parent and its Subsidiaries on a consolidated basis.

(ii)           With respect to UI, the consolidated balance sheet (including the notes thereto) of UI and its Subsidiaries as at December 31, 2010 and the related statements of income and retained earnings of UI and its Subsidiaries for the fiscal year then ended, audited by PricewaterhouseCoopers LLP, independent public accountants, and the unaudited consolidated balance sheet of UI and its Subsidiaries as at September 30, 2011, and the related unaudited consolidated statements of income of UI and its Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to each Bank and LC Bank, fairly present (subject, in the case of such balance sheet and statements of income for the fiscal quarter ended September 30, 2011, to normal year-end adjustments) the financial condition of UI as at such dates and the results of the operations of UI for the periods ended on such dates, all in accordance with GAAP.  Except as described in said September 30, 2011 financial statements, since December 31, 2010 there has been no material adverse change in the business, operations, affairs, assets, condition, financial or otherwise, of UI and its Subsidiaries on a consolidated basis.

(iii)           With respect to each of Southern Connecticut, Connecticut Gas and Berkshire Gas, the consolidated balance sheet (including the notes thereto) of such Borrower and its Subsidiaries as at December 31, 2010 and the related statements of income and retained earnings of such Borrower and its Subsidiaries for the fiscal year then ended, audited by PricewaterhouseCoopers LLP, independent public accountants, and the unaudited consolidated balance sheet of such Borrower and its Subsidiaries as at September 30, 2011, and the related unaudited consolidated statements of income of such Borrower and its Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to each Bank and LC Bank, fairly present (subject, in the case of such balance sheet and statements of income for the fiscal quarter ended September 30, 2011, to normal year-end adjustments) the financial condition of such Borrower as at such dates and the results of the operations of such Borrower for the periods ended on such dates, all in accordance with GAAP.  Except as described in said September 30, 2011 financial statements, since December 31, 2010 there has been no material adverse change in the business, operations, affairs, assets, condition, financial or otherwise, of such Borrower and its Subsidiaries on a consolidated basis.

(f)      There has not been any failure by such Borrower or, in the case of the Parent, UI or any other Borrower to file at or prior to the time required any report or other filing with any regulatory or other governmental authority having jurisdiction over it, which failure would materially adversely affect the business, operations, affairs, assets, condition, financial or otherwise, or prospects of such Borrower and its Subsidiaries, taken as a whole.

(g)      Except as described in the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 or in the Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 (including in each case, the notes in the financial statements included therein), there are neither (i) any actions, suits or proceedings pending or, to the knowledge of such Borrower, threatened against or affecting such Borrower or any of its Subsidiaries or the property of such Borrower or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any governmental body, nor (ii) any developments or determinations in any such suits or proceedings, which actions, suits, proceedings, developments or determinations may materially adversely affect the business, operations, affairs, assets, condition, financial or otherwise, or prospects of such Borrower and its Subsidiaries, taken as a whole, or that may materially adversely affect the ability of such Borrower to perform its obligations under any Loan Document to which such Borrower is a party.  Neither such Borrower nor, in the case of the Parent, any other Borrower is in default with respect to any order of any court, arbitrator or governmental body, except for defaults with respect to orders of governmental agencies, which defaults are not material to the business or operations of such Borrower or, in the case of the Parent, such other Borrower.

(h)      Schedule 4.01(h) hereto is a complete list of all agreements, contracts, arrangements and other obligations imposing restrictions on the ability of any Borrower (other than Parent), to make or declare any dividends or distributions to its shareholders.

(i)      No proceeds of any Advance will be used by such Borrower to acquire any security in any transaction that is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, other than, in the case of the Parent, the repurchase of stock of the Parent.

(j)      Such Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(k)      Such Borrower is not an “investment company” as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940.

(l)      No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which reasonably could be expected to materially adversely affect the business, operations, affairs, assets or condition, financial or otherwise, or prospects of such Borrower and its subsidiaries on a consolidated basis, or the ability of such Borrower to perform its obligations hereunder.  Such Borrower is not an employer under any Multiple-Employer Plan.

(m)     Such Borrower and, in the case of the Parent, each other Borrower carries insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower and, in the case of the Parent, each other Borrower operates.

(n)      No Environmental Event has occurred and is continuing except for such Environmental Events as have been disclosed to the Banks and LC Banks in writing, and as do not, in the reasonable opinion of such Borrower, materially adversely affect the assets, liabilities, financial condition, business, operations or prospects of such Borrower.

(o)      Such Borrower and each of its Subsidiaries has filed all tax returns (Federal, state and local) required to be filed and paid taxes shown thereon to be due, including interest and penalties, or, to the extent such Borrower or such Subsidiary is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves in accordance with generally accepted accounting principles for payment thereof.

(p)      The information (other than any financial projections) furnished by or on behalf of such Borrower to the Administrative Agent or any Bank or LC Bank in connection with the syndication or negotiation of this Agreement or included herein or delivered pursuant hereto is and will, when taken as a whole, be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made.  The financial projections, if any, that have been or will be prepared by such Borrower and made available to the Administrative Agent or any Bank or LC Bank have been or will be prepared in good faith based upon assumptions that management of the Borrowers believes in good faith to be reasonable (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, and that no assurance can be given that the projections will be realized).

ARTICLE V
COVENANTS OF THE BORROWERS

SECTION 5.01.   Affirmative Covenants.

So long as any Bank shall have any Commitment hereunder or any Advance or Letter of Credit shall remain outstanding, each Borrower will (with the exception of subsection (k), which shall apply to only the Parent), and the Parent will cause each other Borrower to, unless the Majority Banks shall otherwise consent in writing:

(a)      Compliance with Laws, Etc.  Comply in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and all Environmental Laws), non-compliance with which would materially adversely affect the business, operations, affairs, assets or condition, financial or otherwise, or prospects of such Person or in any way affect the ability of such Borrower to perform its obligations under this Agreement and the other Loan Documents to which such Borrower is a party.

(b)      Preservation of Corporate Existence.  Preserve and maintain its corporate existence, rights, licenses, permits, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure of such Person to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect the interests of the Banks or the LC Banks under this Agreement, or the ability of such Borrower to perform its obligations under this Agreement and the other Loan Documents to which such Borrower is a party.

(c)      Performance and Compliance with Other Agreements.  Perform and comply with each of the material provisions of each indenture, credit agreement, contract or other agreement by which such Person or its properties are bound, non-performance or non-compliance with which would have a material adverse effect upon the business or credit of such Person or in any way affect the ability of such Borrower to perform its obligations under this Agreement and the other Loan Documents to which such Borrower is a party.

(d)      Maintenance of Insurance.  Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Person operates.

(e)      Visitation Rights.  Subject to applicable law, during normal business hours and upon reasonable notice, permit the Administrative Agent or any of the Banks or LC Banks or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Person and to discuss the affairs, finances and accounts of such Person with any of its officers or directors; provided, that such records and books of accounts and information concerning the affairs, finances and accounts of such Person are not subject to legal privilege that, in the good faith judgment of such Borrower, may be lost or impaired by virtue of such disclosure, and provided, further that if such Borrower’s confidentiality obligations to Persons that are not Affiliates of such Borrower do not permit such Borrower to disclose such records and books of account or such information concerning the affairs, finances and accounts of such Person, then such Borrower shall not be obligated to do so, and provided, further that by requesting any such copy or abstract, by visiting such properties, and by requesting information concerning such affairs, finances and accounts of such Person, the Administrative Agent or any LC Bank or Bank (a “Requesting Person”), or any agent or representative thereof, will be deemed to have agreed that all such information received by the Requesting Person in response to such request or in the course of such visit will constitute “Information”, as defined in Section 8.07, and that the Requesting Person will use such Information in accordance with the provisions of Section 8.07.

(f)      Keeping of Books.  Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Person in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements of such Borrower referred to in Section 4.01(e) hereof.

(g)      Maintenance of Properties, Etc.  Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h)      Payment of Taxes, Etc.  Pay and discharge before the same shall become delinquent all taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property, except to the extent the same are being contested in good faith by appropriate proceedings and for which such Person has set aside adequate reserves in accordance with GAAP for the payment thereof.

(i)      Reporting Requirements.  Furnish to each of the Banks:

(i)           as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of such Borrower, (A) in the case of the Parent, the Parent’s Quarterly Report on Form 10-Q for such fiscal quarter, and (B) in the case of each other Borrower, the unaudited consolidated balance sheet of such Borrower and its Subsidiaries for such fiscal quarter and the related consolidated statements of income for such Borrower and its Subsidiaries, in each case, together with a certificate of the chief financial officer of such Borrower (x) stating that no event has occurred and is continuing that constitutes an Event of Default with respect to such Borrower or would constitute an Event of Default with respect to such Borrower but for the requirement that notice be given or time elapse or both, or, if an Event of Default with respect to such Borrower or an event that would constitute an Event of Default with respect to such Borrower has occurred and is continuing, a statement as to the nature thereof and the action that such Borrower proposes to take with respect thereto and (y) demonstrating compliance with Section 5.03 hereof for and as of the end of such quarter, such demonstration to be in a schedule which sets forth the computations used in demonstrating such compliance;

(ii)          as soon as available and in any event within 120 days after the end of each fiscal year of such Borrower, (A) in the case of the Parent, the Parent’s Annual Report on Form 10-K for such fiscal year, and (B) in the case of each other Borrower, the consolidated balance sheet of such Borrower and its Subsidiaries for such fiscal year and the related statements of income and retained earnings for such Borrower and its Subsidiaries, audited by PricewaterhouseCoopers LLP (or another nationally recognized accounting firm), in each case, together with a certificate of the chief financial officer of such Borrower (x) stating that no event has occurred and is continuing that constitutes an Event of Default with respect to such Borrower or would constitute an Event of Default with respect to such Borrower but for the requirement that notice be given or time elapse or both, or, if an Event of Default with respect to such Borrower or an event that would constitute an Event of Default with respect to such Borrower has occurred and is continuing, a statement as to the nature thereof and the action that such Borrower proposes to take with respect thereto and (y) demonstrating compliance with Section 5.03 hereof for and as of the end of the last fiscal quarter, such demonstration to be in a schedule which sets forth the computations used in demonstrating such compliance;

(iii)         promptly after the sending or filing thereof, copies of all reports that such Borrower sends to any of its shareholders and copies of all other reports and registration statements that such Borrower files with the Securities and Exchange Commission or any national securities exchange, other than registration statements relating to employee benefit plans, and to registrations of securities for any selling security holder;

(iv)         promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA that such Borrower files under ERISA with the IRS or the PBGC or the U.S. Department of Labor or which such Borrower receives from the PBGC;

(v)          as soon as possible and in any event within five days after the occurrence of each Event of Default applicable to such Borrower or each event that, with the giving of notice or lapse of time or both, would constitute an Event of Default applicable to such Borrower, the statement of the chief financial officer or chief accounting officer of such Borrower setting forth details of such Event of Default or event and the action that such Borrower proposes to take with respect thereto;

(vi)         as soon as possible and in any event within five days after the commencement thereof or any adverse determination or development therein, notice of all actions, suits and proceedings that may adversely affect such Borrower’s ability to perform its obligations under the Agreement;

(vii)        subject to applicable law, during normal business hours and upon reasonable notice, such other information, documents, records or reports respecting the business, operations, affairs, assets or condition, financial or otherwise, or prospects of such Borrower or LC Bank as any Bank through the Administrative Agent may from time to time reasonably request; provided, that such records and books of accounts and information concerning the affairs, finances and accounts of such Person are not subject to legal privilege that, in the good faith judgment of such Borrower, may be lost or impaired by virtue of such disclosure, and provided, further that if such Borrower’s confidentiality obligations to Persons that are not Affiliates of such Borrower do not permit such Borrower to disclose such records and books of account or such information concerning the affairs, finances and accounts of such Person, then such Borrower shall not be obligated to do so, and provided, further that by requesting any such information, documents, records or reports, the Requesting Person will be deemed to have agreed that the Requesting Person will use the information, documents, records or reports received in response to such request for the Requesting Person’s own use in connection with this Agreement, and will keep such information, documents, records or reports confidential and will not (except as required by applicable law, regulation or legal or audit  process), without such Borrower’s prior written consent, disclose any of such information, documents, records or reports to any third person in any manner whatsoever; and

(viii)       promptly after any change in any Reference Rating, notice of such change.

(j)      Use of Proceeds.  Use the proceeds of Advances for general corporate purposes including, among other things, supporting the commercial paper program and the money market loan program of such Borrower or the repurchase of stock of the Parent.

(k)      Ownership of Subsidiaries.  The Parent will own at all times, directly or indirectly and free and clear of all Liens, 100% of the capital stock or other ownership interest of UI, Southern Connecticut, Connecticut Gas and Berkshire Gas, other than preferred stock of UI, Southern Connecticut, Connecticut Gas and Berkshire Gas issued and outstanding from time to time.

SECTION 5.02.   Negative Covenants.

So long as any Bank shall have any Commitment hereunder or any Advance or Letter of Credit shall remain outstanding, such Borrower, with the exception of subsections (c) and (e), which shall apply to only the Parent, will not, and the Parent will not cause or permit any other Borrower to, without the written consent of the Majority Banks:

(a)      Liens, Etc.  Create, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance, or any other type of preferential arrangement (each of the foregoing, a “Lien”), upon or with respect to any of its properties or rights, whether now owned or hereafter acquired, or assign as collateral any right to receive income, services or property; provided, however, that the following shall be permitted to exist:

(i)           Liens for taxes, assessments or governmental charges not delinquent;

(ii)          Liens for workmen’s compensation awards and similar obligations not delinquent;

(iii)         Liens for taxes, assessments or governmental charges delinquent but the validity of which is being contested at the time in good faith by appropriate proceedings;

(iv)         Liens existing upon any property acquired by such Person in the ordinary course of business (other than any such Lien created in contemplation of such acquisition);

(v)          Liens arising in connection with sales or transfers of, or financings secured by, accounts receivable or related contracts;

(vi)         Liens securing obligations incurred in the ordinary course of business in respect of any interest rate, currency or commodity swap or hedge or any other interest rate, currency or commodity risk protection arrangement;

(vii)        Liens in respect of property of (A) any Borrower or any Subsidiary of such Borrower existing on the date hereof and described in Schedule 5.02 or (B) Southern Connecticut or Berkshire Gas under the FMB Indentures, as modified, supplemented or replaced from time to time; provided that, after giving effect to any modification, supplement or replacement of any such FMB Indenture, the collateral subject to such FMB Indenture and the restrictions on the issuance of First Mortgage Bonds thereunder remain substantially the same as provided in the applicable FMB Indenture, as in effect on the date hereof;

(viii)       Liens in respect of property acquired or constructed by any Borrower or any Subsidiary of such Borrower after the date hereof that are created at the time of or within 120 days after acquisition or completion of construction of such property to secure Debt assumed or incurred to finance all or any part of the purchase price or cost of construction of such property, provided that in any such case (A) no such Lien shall extend to or cover any other property of such Borrower or any Subsidiary of such Borrower, as the case may be, and (B) the aggregate principal amount of Debt secured by all such Liens in respect of any such property shall not exceed the cost of such property and any improvements then being financed;

(ix)         extensions, renewals or replacements of any Liens permitted by clause (vii)(A) above (including successive extensions, renewals and replacements), provided in each case that the principal amount of Debt (or the maximum commitment therefore) secured by any such Lien is not increased and such Lien does not extend to or cover any property other than the property covered by such Lien on the date of such extension, renewal or replacement; and

(x)          Liens created by or resulting from litigation or legal proceedings that are currently being contested in good faith by appropriate proceedings and do not involve amounts that in the aggregate would exceed $10,000,000; and

(xi)         Liens incidental to the normal conduct of the business of any Borrower or any Subsidiary of such Borrower or the ownership of its property that are not incurred in connection with the incurrence of Debt and that do not in the aggregate materially impair the use of such property in the operation of the business of such Borrower and its Subsidiaries taken as a whole or the value of such property for the purposes of such business.

(b)      Mergers, Sale of Assets, Etc.  Merge or consolidate with any Person or sell, assign, lease, transfer or otherwise dispose of, (whether in one transaction or a series of transactions) all or substantially all of its assets or properties (whether now owned or hereafter acquired) or any material asset or property to any Person, except for the following (with such exceptions not being intended to characterize the assets described therein as “material” or otherwise):  (i) dispositions of receivables; (ii) dispositions arising in the ordinary course of its business as conducted on the date hereof; (iii) dispositions of assets having an aggregate fair market value of less than $20,000,000 in connection with sale leaseback transactions with respect to such assets where such Borrower or one of its Subsidiaries is the lessee of such assets; (iv) the merger of any Subsidiary of such Borrower into any other Subsidiary of such Borrower; and (v) the sale of UI’s Electric Systems Work Center Facility located in Shelton, Connecticut.

(c)      Dividend Restrictions.  Cause or permit any other Borrower or any Subsidiary of the Parent that directly or indirectly owns equity interests in any Borrower to enter into any agreement, contract, arrangement or other obligation if the effect of such agreement, contract, arrangement or other obligation is to impose any restriction on the ability of such Person to make or declare any dividends or distributions to its shareholder that is more restrictive than any such restriction existing on the date hereof.

(d)      Change in Nature of Business.  Make any material change in the nature of its business as conducted on the date hereof.

(e)      Additional Debt of Parent.  The Parent shall not create, incur or assume any Debt after the date hereof, other than Debt (including the Advances of the Parent) not exceeding $500,000,000 in an aggregate principal amount at any one time outstanding.

SECTION 5.03.   Financial Covenant.

So long as any Bank shall have any Commitment hereunder or any Advance or Letter of Credit shall remain outstanding, each Borrower will maintain a ratio of Consolidated Debt to Consolidated Capital, as of the last day of each March, June, September and December, of not greater than 0.65 to 1.00.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01.   Events of Default.

If any of the following events (as to the applicable Borrower, except, in the case of subsection (j), which shall apply to all Borrowers, an “Event of Default”) shall occur and be continuing with respect to any Borrower:

(a)      Such Borrower shall fail to pay any principal of any Advance when due, or shall fail to pay any interest on any Advance or any facility fees, Letter of Credit Fees or other amounts payable hereunder or under any other Loan Document within 3 Business Days of when due; or

(b)      Any representation or warranty made, or deemed made, by such Borrower herein or by such Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c)      Such Borrower shall fail to perform or observe any of the covenants and agreements contained in Section 5.02 or Section 5.03; or

(d)      Such Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document on its part to be performed or observed and any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to such Borrower by the Administrative Agent or any Bank or LC Bank; provided, however, it shall not be an Event of Default if such Borrower fails to perform or observe the covenant and agreement set forth in Section 5.01(i)(iv) if such Reportable Event, either individually or together with any other such event or events, could not reasonably be expected to have a material adverse effect on such Borrower; or

(e)      Such Borrower or, in the case of the Parent, any other Borrower shall fail to pay when due any interest or principal due with respect to any Debt outstanding in the principal or notional amount of at least $10,000,000, or any interest or premium thereon in an aggregate amount of at least $10,000,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f)       Such Borrower or, in the case of the Parent, any other Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debts, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Person (but not instituted by such Person) such proceeding shall continue undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, such Person or any substantial part of the property of such Person) shall occur or such Person shall consent to or acquiesce in any such proceeding; or such Person shall take any corporate action to authorize any of the actions set forth above in this subsection; or

(g)      Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or, in the case of the Parent, any other Borrower and enforcement proceedings shall have been commenced by any creditor upon such judgment or order or there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)      Any ERISA Event shall have occurred with respect to a Plan and, 30 days after notice thereof shall have been given to such Borrower by the Administrative Agent or any Bank, such ERISA Event shall still exist; or

(i)      An Environmental Event shall have occurred that materially adversely affects the assets, liabilities, financial condition, business, operations or prospects of such Borrower; or

(j)      A Change of Control shall occur;

then, and in any such event, (i) each Eurodollar Rate Advance then outstanding to such Borrower will, at the end of the Interest Period applicable to such Advance, Convert to a Base Rate Advance and (ii) the Administrative Agent (A) shall at the request, or may with the consent, of the Majority Banks, declare the obligation of each Bank to make Advances to such Borrower and of each LC Bank to issue or amend Letters of Credit for the account of such Borrower, to be terminated, whereupon the same shall forthwith terminate, and (B) shall at the request, or may with the consent, of the Majority Banks, by notice to such Borrower, declare the Advances (if any) of such Borrower, all interest thereon and all other amounts payable by such Borrower under this Agreement and each other Loan Document to which such Borrower is a party to be forthwith due and payable, whereupon such Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Bank to make Advances to such Borrower and of each LC Bank to issue or amend Letters of Credit for the account of such Borrower, shall automatically be terminated and (B) the Advances, all such interest and all such other amounts payable by such Borrower shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

SECTION 6.02.   Cash Collateral Account.

Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Administrative Agent pursuant to Section 6.01 shall affect the obligation of any LC Bank to make any payment under any Letter of Credit in accordance with the terms of such Letter of Credit; provided, however, that upon the occurrence and during the continuance of any Event of Default with respect to any Borrower, the Administrative Agent shall at the request, or may with the consent, of the Majority Banks, upon notice to such Borrower, require such Borrower to deposit with the Administrative Agent an amount in the cash collateral account (such Borrower’s “Cash Collateral Account”) described below equal to the aggregate maximum amount available to be drawn under all Letters of Credit issued for the account of such Borrower and outstanding at such time; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, such Borrower shall automatically deposit with the Administrative Agent in the Cash Collateral Account an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit issued for the account of such Borrower and outstanding at such time, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.  Such Cash Collateral Account shall at all times be free and clear of all rights or claims of third parties.  Each Cash Collateral Account shall be maintained with the Administrative Agent in the name of, and under the sole dominion and control of, the Administrative Agent, and amounts deposited in each Cash Collateral Account shall bear interest at a rate equal to the rate generally offered by the Administrative Agent for deposits equal to the amount deposited by such Borrower in its Cash Collateral Account, for a term to be determined by the Administrative Agent in its sole discretion.  Each Borrower hereby grants to the Administrative Agent for the benefit of the Banks and the LC Banks a Lien on, and hereby assigns to the Administrative Agent for the benefit of the Banks and the LC Banks all of its right, title and interest in, such Borrower’s Cash Collateral Account and all funds from time to time on deposit therein to secure its reimbursement obligations in respect of Letters of Credit issued for the account of such Borrower.  If any drawings then outstanding or thereafter made are not reimbursed in full immediately upon demand or, in the case of subsequent drawings, upon being made, then, in any such event, the Administrative Agent may, and, upon such Borrower’s request, shall, apply the amounts then on deposit in such Borrower’s Cash Collateral Account, in such priority as the Administrative Agent shall elect, toward the payment in full of any or all of such Borrower’s obligations hereunder as and when such obligations shall become due and payable.  Upon the earlier to occur of (i) payment in full, after the termination of the Letters of Credit issued for the account of a Borrower, of all such obligations and (ii) the date on which all Events of Default with respect to such Borrower shall have been cured or waived, the Administrative Agent will repay and reassign to such Borrower any cash then on deposit in such Borrower’s Cash Collateral Account, and the Lien of the Administrative Agent on such Cash Collateral Account and the funds therein shall automatically terminate.

ARTICLE VII
THE ADMINISTRATIVE AGENT

SECTION 7.01.   Authorization and Action.

Each Bank and LC Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and LC Banks; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law.

SECTION 7.02.   Administrative Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any promissory note delivered pursuant to Section 2.01(b) as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to the Administrative Agent; (ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank  or LC Bank and shall not be responsible to any Bank or LC Bank for any statements, warranties or representations made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any Borrower or any of its subsidiaries; (v) shall not be responsible to any Bank or LC Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03.   JPMorgan and Affiliates.

With respect to its Commitment, and the Advances made by it, JPMorgan shall have the same rights and powers under this Agreement as any other Bank or LC Bank, as applicable, and may exercise the same as though it were not the Administrative Agent; and the terms “Bank”, “Banks”, “LC Bank” and “LC Banks” shall, unless otherwise expressly indicated, include JPMorgan in its individual capacity.  JPMorgan and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Borrower, any of its Subsidiaries and any Person who may do business with or own securities of any Borrower or any such Subsidiary, all as if JPMorgan were not the Administrative Agent and without any duty to account therefor to the Banks or LC Banks.

SECTION 7.04.   Bank Credit Decision.

Each Bank and LC Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Bank or LC Bank or any Person identified in this Agreement as a Joint Lead Arranger or a Syndication Agent and based on the financial statements referred to in Section 4.01 hereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank and LC Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Bank or LC Bank or any Person identified in this Agreement as a Joint Lead Arranger or a Syndication Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05.   Indemnification.

The Banks agree to indemnify the Administrative Agent and each LC Bank (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Advances held by each of them (or if no Advances are at the time outstanding, ratably according to their Commitment Percentages), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or such LC Bank, as the case may be, in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent or such LC Bank, as the case may be, under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Bank agrees to reimburse the Administrative Agent or such LC Bank, as the case may be, promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent or such LC Bank, as the case may be, is not reimbursed for such expenses by the Borrowers.

SECTION 7.06.   Successor Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrowers and may be removed at any time with or without cause by the Majority Banks.  Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 7.07.   Other Agents.

No Person identified in this Agreement as a Joint Lead Arranger or a Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement except in its capacity as a Bank or an LC Bank.  Without limiting the foregoing, no such Person shall have or be deemed to have a fiduciary relationship with any Bank.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01.   Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following:  (i) waive any of the conditions specified in Section 3.01 or 3.02 hereof, (ii) except as provided in Section 2.05(b) or 8.11, increase the Commitment of any Bank or subject any Bank to any additional obligations, (iii) reduce the principal of, or interest on, the outstanding Advances or any fees, Letter of Credit reimbursement obligations or other amounts payable hereunder or under any other Loan Document, (iv) except as provided in Section 8.11, postpone any date fixed for any payment of principal of, or interest on, the outstanding Advances or any fees, Letter of Credit reimbursement obligations or other amounts payable hereunder or under any other Loan Document, (v) except as provided in Section 8.11, change the percentage of the Commitments or of the aggregate unpaid principal amount of the outstanding Advances, or the number of Banks, that shall be required for the Banks or any of them to take any action hereunder, (vi) amend or waive the provisions for the sharing of payments among the Banks as set forth in Section 2.15 or (vii) amend the definition of Majority Banks or this Section 8.01; and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, (B) no amendment, waiver or consent shall, unless in writing and signed by the affected LC Bank in addition to the Banks required above to take such action, affect the rights or duties of such LC Bank under this Agreement, and (C) this Agreement may be amended and restated without the consent of any Bank, LC Bank or the Administrative Agent if, upon giving effect to such amendment and restatement, such Bank, LC Bank or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder or under any Letter of Credit and shall have been paid in full all amounts payable hereunder and each other Loan Document to such Bank, LC Bank or the Administrative Agent, as the case may be.

SECTION 8.02.   Notices, Etc.

(a)           All notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telecopied, telexed, telegraphed or delivered, if to any Borrower, at its address at 157 Church Street, P.O. Box 1564, New Haven, Connecticut 06506-0901, Attention:  Treasurer; telecopy no. 203-499-2414; if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any LC Bank, to it at such address as shall be designated by such LC Bank in a written notice to the other  parties; and if to the Administrative Agent, at its address at 10 South Dearborn, Chicago, Illinois 60603, Letter of Credit Servicing Team, Attention: Jetuan A. Patterson, Telecopy Number. (312) 385-7107; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii) or (iii) shall be delivered to the Administrative Agent as specified in Section 8.02(b) or as otherwise specified to the Borrowers by the Administrative Agent.  All such notices and communications shall, when mailed, telecopied, telexed, telegraphed or e-mailed, be effective when deposited in the mails, sent by telecopy or telex, delivered to the telegraph company or confirmed by e-mail, respectively, addressed as aforesaid, except that notices and communications delivered pursuant to Article II or VII shall not be effective until received.

(b)           So long as JPMorgan or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii) and (iii) shall be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Banks by e-mail at large.corporate.agency@jpmchase.com.  The Borrowers agree that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrowers, any of their Subsidiaries or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Banks by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”).  The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

SECTION 8.03.   No Waiver; Remedies.

No failure on the part of any Bank, any LC Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04.   Costs, Expenses, Taxes and Indemnification.

(a)      Each Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and each LC Bank with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement and the other Loan Documents.  Each Borrower further agrees to pay on demand all costs and expenses of the Administrative Agent, the Banks and the LC Banks, if any (including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent and counsel for each Bank and LC Bank), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses of the Administrative Agent, the Banks and the LC Banks in connection with the enforcement of rights under this Section 8.04(a).  In addition, each Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement and the other documents to be delivered hereunder, and agrees to save the Administrative Agent and each Bank, LC Bank and their Affiliates harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

(b)      If any payment of principal of, or Conversion of, any Eurodollar Rate Advance of any Borrower is made other than on the last day of the Interest Period for such Eurodollar Rate Advance, as a result of a payment or Conversion pursuant to Section 2.09(d), 2.11 or 2.13 hereof, or any acceleration of the maturity of the Advances of any Borrower pursuant to Section 6.01 hereof or if any Borrower fails to borrow or Convert (including, without limitation, failure to borrow or Convert resulting from any failure to fulfill on the date specified for such Borrowing or Conversion the applicable conditions set forth in Article III hereof) in accordance with notices delivered pursuant to Section 2.02 or 2.10 hereof or for any other reason, such Borrower shall, upon demand by any Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Eurodollar Rate Advance.

(c)      Each Borrower hereby agrees to indemnify and hold harmless each Bank, each LC Bank, the Administrative Agent, counsel to the Administrative Agent and their respective officers, directors, partners, employees, Affiliates and advisors (each, an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities, costs, or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding and whether or not such proceeding is brought by such Borrower or any of its Affiliates or any of their respective directors, securityholders or creditors, an Indemnified Person or any other Person) that any of them may incur or which may be claimed against any of them by any Person:

(i)            by reason of or in connection with the execution, delivery, or performance of this Agreement, or the use by such Borrower of the proceeds of any Advance or any Letter of Credit; and

(ii)           in connection with or resulting from the utilization, storage, disposal, treatment, generation, transportation, release, or ownership of any Hazardous Material (A) at, upon, or under any property of such Borrower or any of its Affiliates or (B) by or on behalf of such Borrower or any of its Affiliates at any time and in any place.

(d)      Each Borrower’s obligations under this Section 8.04 shall survive the repayment of all amounts owing to the Banks, the LC Bank and the Administrative Agent hereunder and the termination of the Commitments and the expiry of all Letters of Credit.  If and to the extent that the obligations of any Borrower under this Section 8.04 are unenforceable for any reason, such Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

(e)      To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnified Person (i) for any damages arising from the use by unintended recipients of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) arising out of, in connection with, or as a result of, this Agreement or any transaction, agreement or instrument contemplated hereby, any Advance or any Letter of Credit or the use or intended use of the proceeds thereof, unless such unintended recipient(s) obtained such information or other materials as a result of the gross negligence or willful misconduct of an Indemnified Person, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any transaction, agreement or instrument contemplated hereby, any Advance or any Letter of Credit or the use or intended use of the proceeds thereof.

SECTION 8.05.   Right of Set-off.

Upon the occurrence and during the continuance of any Event of Default with respect to any Borrower, each Bank and each LC Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank or such LC Bank, as the case may be, to or for the credit or the account of such Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the other Loan Documents, whether or not such Bank or such LC Bank, as the case may be, shall have made any demand under this Agreement or such other Loan Documents and although such obligations may be unmatured.  Each Bank and each LC Bank agrees promptly to notify such Borrower after any such set-off and application made by such Bank or such LC Bank, as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Bank and each LC Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Bank or such LC Bank, as the case may be, may have.

SECTION 8.06.   Binding Effect; Participations and Assignments; No Fiduciary Relationship.

(a)      This Agreement shall become effective when it shall have been executed by each Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank and LC Bank that such Bank and LC Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, each Bank and each LC Bank and their respective successors and assigns, except that the Borrowers shall not have the right to assign their respective rights hereunder or any interest herein without the prior written consent of the Banks.

(b)      Assignments by Banks.  Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

  (A)           in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

  (B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)          Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

(iii)         Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of each Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Bank or an Affiliate of a Bank; provided that each Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received proper written notice thereof; and

(B)           the consent of the Administrative Agent and each LC Bank (with each such consent not to be unreasonably withheld or delayed) shall be required.

(iv)        Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v)          No Assignment to Certain Persons.  No such assignment shall be made to (A) any Borrower or any such Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Bank or any of its Subsidiaries, or any Person which, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)         No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)       Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent, each LC Bank and each Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its pro rata share of the Commitments.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections  2.08, 2.12, 2.16 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States of America a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Bank may at any time, without the consent of, or notice to, any Borrower, any LC Bank or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent, the LC Banks and Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, and (iv) such Bank shall remain the holder of any promissory notes held pursuant to Section 2.01(b) for all purposes of this Agreement.  For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 7.05 with respect to any payments made by such Bank to its Participant(s).

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (vi) of Section 8.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.08, 2.12, 2.16 and 8.04(b) (subject to the requirements and limitations therein, including the requirements under Section 2.16(g) (it being understood that the documentation required under Section 2.16(g) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 8.06(f) as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.08, 2.12 or 2.16, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Bank that sells a participation shall (i) withhold or deduct from each payment to the holder of such participation the amount of any Tax required to be withheld under applicable laws to be withheld or deducted from such payment, to the extent such amount was not withheld or deducted (or required by applicable law to be withheld or deducted) therefrom by a Withholding Agent, (ii) pay the Tax so withheld or deducted by it to the appropriate taxing authority in accordance with applicable law and (iii) indemnify each Withholding Agent for any losses, costs and expenses that such Withholding Agent may incur as a result of any failure to so withhold or deduct and pay any such Tax.  Each Bank that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 8.06(f)(ii) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Bank; provided that such Participant agrees to be subject to Section 2.15 as though it were a Bank.  Each Bank that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges.  Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(f)           Mitigation Obligations and Replacement of Banks.

(i)           If any Bank requests compensation under Section 2.12, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section  2.16, then such Bank shall (at the request of the Parent) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.16, as the case may be, in the future, and (B) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank.  The Parent hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(ii)          If any Bank requests compensation under Section 2.12, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.16 and, in each case, such Bank has declined or is unable to designate a different Applicable Lending Office in accordance with paragraph (i) above, or if any Bank is a Defaulting Bank, then the Parent may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, this Section 8.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.16) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:

    (A)          the Parent shall have paid to the Administrative Agent the assignment fee (if any) specified in subsection (b)(iv) above;

    (B)          such Bank shall have received payment of an amount equal to the outstanding principal of its Advances and unreimbursed participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(b)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(C)           in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(D)           such assignment does not conflict with applicable law.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Parent to require such assignment and delegation cease to apply.

(g)           Each Borrower agrees that the Credit Parties do not have any fiduciary, advisory or agency relationship with such Borrower and are not advising such Borrower as to any legal, accounting, regulatory or tax matters as a result of the transactions contemplated by this Agreement.  Each Borrower waives, to the fullest extent permitted by law, any claims it may have against the Credit Parties for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Credit Parties will have no liability (whether direct or indirect) to such Borrower in respect of such a fiduciary duty claim or to any Person asserting a fiduciary duty claim on such Borrower’s behalf, including such Borrower’s equity holders, employees or creditors.

SECTION 8.07.   Confidentiality

 (a)      Each of the Administrative Agent, each Bank and each LC Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the consent of the Borrowers or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Banks or the LC Banks on a nonconfidential basis from a source other than the Borrower or (ix) on a confidential basis to the CUSIP Service Bureau or any similar agency (including any self-regulatory authority) in connection with the issuance and monitoring of CUSIP numbers with respect to the Agreement.

(b)      For purposes of this Section 8.07 the term “Information” means all information received from any Borrower relating to any Borrower or its business, other than any such information that is available to the Administrative Agent, the Banks or the LC Banks on a nonconfidential basis prior to disclosure by any Borrower; provided that, in the case of information received from any Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.08.   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Certain Disclosures.

(a)      This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)      Each Borrower hereby irrevocably (i) submits to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and (iv) waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or any other instrument or document delivered hereunder or thereunder.  Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Borrower at its address specified in Section 8.02 hereof.  Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)      Nothing in this Section shall affect the right of the Administrative Agent, the Banks or the LC Banks to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent, the Banks or the LC Banks to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdictions.

(d)      Notwithstanding anything else contained in this Agreement, each party hereto (and each employee, representative, or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

SECTION 8.09.   Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 8.10.   USA PATRIOT Act Notice.

Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

SECTION 8.11.   Defaulting Banks.

Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)      Facility fees shall cease to accrue pursuant to Section 2.04 on the unused portion of the Commitment of such Defaulting Bank; and

(b)      the Commitment of such Defaulting Bank shall not be included in determining whether the Majority Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided, that this paragraph (b) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification pursuant to clauses (i) through (vi) of Section 8.01.

(c)      if any LC Outstandings exist at the time such Bank becomes a Defaulting Bank, then:

(i)            all or any part of the LC Outstandings of such Defaulting Bank shall be reallocated among the non-Defaulting Banks in accordance with their respective Commitment Percentages but only to the extent (x) the sum of all non-Defaulting Banks’ Outstanding Credits plus such Defaulting Bank’s LC Outstandings does not exceed the total of all non-Defaulting Banks’ Commitments, (y) the sum of each non-Defaulting Bank’s Outstanding Credits plus the portion of such Defaulting Bank’s LC Outstandings allocated to such non-Defaulting Bank does not exceed such non-Defaulting Bank’s Commitment and (z) the sum of each non-Defaulting Bank’s Outstanding Credits with respect to any Borrower plus the portion of such Defaulting Bank’s LC Outstandings with respect to such Borrower allocated to such non-Defaulting Bank does not exceed such non-Defaulting Bank’s Commitment Percentage of the sublimit applicable to such Borrower pursuant to Section 2.01(a);

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the LC Banks only such Borrower’s obligations corresponding to such Defaulting Bank’s LC Outstandings (after giving effect to any partial reallocation pursuant to clause (i) above) in a manner reasonably acceptable to such Borrower, the Administrative Agent and the applicable LC Banks for so long as such LC Outstandings are outstanding;

(iii)           if any Borrower cash collateralizes any portion of such Defaulting Bank’s LC Outstandings pursuant to clause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.04(b) with respect to such Defaulting Bank’s LC Outstandings during the period such Defaulting Bank’s LC Outstandings is cash collateralized;

(iv)           if the LC Outstandings of the non-Defaulting Banks are reallocated pursuant to clause (i) above, then the fees payable to the Banks pursuant to Section 2.04(b) shall be adjusted in accordance with such non-Defaulting Banks’ Applicable Percentages;

(v)           if all or any portion of such Defaulting Bank’s LC Outstandings are neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any LC Bank or any other Bank hereunder, all facility fees that otherwise would have been payable to such Defaulting Bank (solely with respect to the portion of such Defaulting Bank’s Commitment that was utilized by such LC Outstandings) and the Letter of Credit Fees payable under Section 2.04(b) with respect to such Defaulting Bank’s LC Outstandings shall be payable to the Administrative Agent, for the account of the LC Banks (ratably in accordance with the respective aggregate stated amounts of the Letters of Credit issued by the LC Banks), until and to the extent that such LC Outstandings are reallocated and/or cash collateralized; and

(vi)           so long as such Bank is a Defaulting Bank, no LC Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Bank’s LC Outstandings will be 100% covered by the Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Borrower in accordance with Section 8.11(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with Section 8.11(c)(i) (and such Defaulting Bank shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Bank shall occur following the date hereof and for so long as such event shall continue or (ii) any LC Bank has a good faith belief that any Bank has defaulted in fulfilling its obligations under one or more other agreements in which such Bank commits to extend credit, no LC Bank shall be required to issue, amend or increase any Letter of Credit, unless the LC Banks shall have entered into arrangements with the Borrower or such Bank, satisfactory to such LC Banks to defease any risk to it in respect of such Bank hereunder.

In the event that the Administrative Agent, the Borrower and the LC Banks each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then LC Outstandings of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment, and on such date such Bank shall purchase at par such of the Advances of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Advances in accordance with its Commitment Percentage.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

UIL HOLDINGS CORPORATION

By	/s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer

THE UNITED ILLUMINATING COMPANY

By	/s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer

THE SOUTHERN CONNECTICUT GAS
COMPANY

By	/s/ Richard J. Nicholas
Richard J. Nicholas
Chief Financial Officer

CONNECTICUT NATURAL GAS
CORPORATION

By	/s/ Richard J. Nicholas
Richard J. Nicholas
Chief Financial Officer

THE BERKSHIRE GAS COMPANY

By	/s/ Richard J. Nicholas
Richard J. Nicholas
Chief Financial Officer

[SIGNATURE PAGE TO UIL HOLDINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By	/s/ Kenneth D. Coons
Name: Kenneth D. Coons
Title: Vice President - Senior Underwriter

[SIGNATURE PAGE TO UIL HOLDINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A.

By	/s/ Kenneth D. Coons
Name: Kenneth D. Coons
Title: Vice President - Senior Underwriter

[SIGNATURE PAGE TO UIL HOLDINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

UNION BANK, N.A.

By	/s/ Viet-Linh Fujitaki
Name: Viet-Linh Fujitaki
Title: Assistant Vice President

[SIGNATURE PAGE TO UIL HOLDINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A.

By	/s/ Ashish Arora
Name: Ashish Arora
Title: Senior Vice President

[SIGNATURE PAGE TO UIL HOLDINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

MORGAN STANLEY BANK, N.A.

By	/s/ Michael King
Name: Michael King
Title: Authority Signatory

[SIGNATURE PAGE TO UIL HOLDINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

RBS CITIZENS, N.A.

By	/s/ Anthony Castellon
Name: Anthony Castellon
Title: Senior Vice President

[SIGNATURE PAGE TO UIL HOLDINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

TD BANK, N.A.

By	/s/ Vijay Prasad
Name: Vijay Prasad
Title: Senior Vice President

[SIGNATURE PAGE TO UIL HOLDINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO BANK, N.A.

By	/s/ Keith Luettel
Name: Keith Luettel
Title: Vice President

[SIGNATURE PAGE TO UIL HOLDINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

GOLDMAN SACHS BANK USA

By	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

[SIGNATURE PAGE TO UIL HOLDINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Robert M. Martin
Name: Robert M. Martin
Title: Senior Vice President

[SIGNATURE PAGE TO UIL HOLDINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

SOVEREIGN BANK

By	/s/ A. Neil Sweeny
Name: A. Neil Sweeny
Title: Senior Vice President

[SIGNATURE PAGE TO UIL HOLDINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

WEBSTER BANK, NATIONAL ASSOCIATION

By	/s/ Michele L. Lynch
Name: Michele L. Lynch
Title: Vice President

[SIGNATURE PAGE TO UIL HOLDINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

PEOPLE’S UNITED BANK

By	/s/ Richard J. Iovanne
Richard J. Iovanne
Senior Commercial Relationship Manager, SVP

[SIGNATURE PAGE TO UIL HOLDINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

SCHEDULE I

$400,000,000 Amended and Restated Credit Agreement

UIL Holdings Corporation

The United Illuminating Company

The Southern Connecticut Gas Company

Connecticut Natural Gas Corporation

and

The Berkshire Gas Company

Name of Bank	Domestic Lending Office	Eurodollar Lending Office	Commitment

JPMorgan Chase Bank, N.A.	Mid Corp Loan & Agency 10 South Dearborn Chicago, Illinois 60603 Attention: Leonida Mischke Telephone: Telecopier: (888) 266-8058 E-Mail: JPM.Agency.Servicing.4@jpmchase.com	Mid Corp Loan & Agency 10 South Dearborn Chicago, Illinois 60603 Attention: Leonida Mischke Telephone: Telecopier: (888) 266-8058 E-Mail: JPM.Agency.Servicing.4@jpmchase.com	$58,000,000
Union Bank, N.A.	445 South Figueroa Street 15th Floor Los Angeles, California 90071 Attn: Kevin Zitar Telephone: (213) 236-5065 Telecopier: (213) 236-4096 E-Mail: Kevin.Zitar@unionbank.com	445 South Figueroa Street 15th Floor Los Angeles, California 90071 Attn: Kevin Zitar Telephone: (213) 236-5065 Telecopier: (213) 236-4096 E-Mail: Kevin.Zitar@unionbank.com	$58,000,000
Bank of America, N.A.	CityPlace 1 185 Asylum Place Mail Code CT2-500-35-10 Hartford, Connecticut 06103 Attn: Ashish Arora Telephone: 860-952-7476 Telecopier: 212-293-8113 E-Mail: ashish.arora@baml.com	CityPlace 1 185 Asylum Place Mail Code CT2-500-35-10 Hartford, Connecticut 06103 Attn: Ashish Arora Telephone: 860-952-7476 Telecopier: 212-293-8113 E-Mail: ashish.arora@baml.com	$50,000,000

Name of Bank	Domestic Lending Office	Eurodollar Lending Office	Commitment

Morgan Stanley Bank, N.A	1300 Thames Street Wharf 4th Floor Baltimore, Maryland 21231 Attention: Morgan Stanley Loan Servicing Telephone: (443) 627-4355 Telecopier: (718) 233-2140 E-Mail: msloanservicing@morganstanley.com	1300 Thames Street Wharf 4th Floor Baltimore, Maryland 21231 Attention: Morgan Stanley Loan Servicing Telephone: (443) 627-4355 Telecopier: (718) 233-2140 E-Mail: msloanservicing@morganstanley.com	$50,000,000
RBS Citizens, N.A.	209 Church Street New Haven, Connecticut 06510 Attn: Anthony Castellon Telephone: (203) 821-2405 Telecopier: (203) 821-2476 E-Mail: anthony-castellon@citzensbank.com	209 Church Street New Haven, Connecticut 06510 Attn: Anthony Castellon Telephone: (203) 821-2405 Telecopier: (203) 821-2476 E-Mail: anthony-castellon@citzensbank.com	$50,000,000
TD Bank, N.A.	31 W. 52nd Street New York, New York 10019 Attn: John Glotzbecker Telephone: (212) 827-7565 Telecopier: (212) 827-7266 E-Mail: John.Glotzbecker@tdsecurities.com	31 W. 52nd Street New York, New York 10019 Attn: John Glotzbecker Telephone: (212) 827-7565 Telecopier: (212) 827-7266 E-Mail: John.Glotzbecker@tdsecurities.com	$28,000,000
Wells Fargo Bank, N.A.	90 S. 7th Street MAC: N9305-077 Minneapolis, Minnesota 55402 Attn: Patrick McCue Telephone: (612) 667-0700 Telecopier: (612) 667-2276 E-Mail: Patrick.mccue@wellsfargo.com	90 S. 7th Street MAC: N9305-077 Minneapolis, Minnesota 55402 Attn: Patrick McCue Telephone: (612) 667-0700 Telecopier: (612) 667-2276 E-Mail: Patrick.mccue@wellsfargo.com	$28,000,000
Goldman Sachs Bank USA	200 West Street New York, New York 10282 Attn: Lauren Day Telephone: (212) 902-1099 Telecopier: (917) 977-3966 E-Mail: gs-sbd-admin-contacts@ny.email.gs.com	200 West Street New York, New York 10282 Attn: Lauren Day Telephone: (212) 902-1099 Telecopier: (917) 977-3966 E-Mail: gs-sbd-admin-contacts@ny.email.gs.com	$18,000,000
PNC Bank, National Association	107 Elm Street - Suite 875 4 Stamford Plaza Stamford, Connecticut 06902 Attn: Robert Martin Telephone: (203) 388-3420 Telecopier: (203) 388-3388 E-Mail: rmartin@pnc.com	107 Elm Street - Suite 875 4 Stamford Plaza Stamford, Connecticut 06902 Attn: Robert Martin Telephone: (203) 388-3420 Telecopier: (203) 388-3388 E-Mail: rmartin@pnc.com	$15,000,000

Name of Bank	Domestic Lending Office	Eurodollar Lending Office	Commitment

Sovereign Bank	75 State Street Boston, Massachusetts 02109 Mail Code: MA SST 05-15 Attn: Neil Sweeny Telephone: (617) 757-5525 Telecopier: (617) 757-3565 E-Mail: nsweeny@sovereignbank.com	75 State Street Boston, Massachusetts 02109 Mail Code: MA SST 05-15 Attn: Neil Sweeny Telephone: (617) 757-5525 Telecopier: (617) 757-3565 E-Mail: nsweeny@sovereignbank.com	$15,000,000
Webster Bank, National Association	80 Elm Street New Haven, Connecticut 06510 Attn: Michele Lynch Telephone: (203) 782-4556 Telecopier: (203) 782-4577 E-Mail: mlynch@websterbank.com	80 Elm Street New Haven, Connecticut 06510 Attn: Michele Lynch Telephone: (203) 782-4556 Telecopier: (203) 782-4577 E-Mail: mlynch@websterbank.com	$15,000,000
People’s United Bank	265 Church Street New Haven, Connecticut 06510 Attn: Richard J. Iovanne Telephone: (203) 786-2688 Telecopier: (203) 786-2647 E-Mail: richard.iovanne@peoples.com	265 Church Street New Haven, Connecticut 06510 Attn: Richard J. Iovanne Telephone: (203) 786-2688 Telecopier: (203) 786-2647 E-Mail: richard.iovanne@peoples.com	$15,000,000

Schedule 2.03(o)

LIST OF OUTSTANDING LETTERS OF CREDIT ON DATE OF THIS AGREEMENT

Letter of Credit No.	LC Bank	Borrower	Beneficiary Name	Date of Issuance	Outstanding Amount on Date of Agreement	Expiry Date
TPTS- 305398	JPMorgan Chase Bank, N.A.	UIL Holdings	Liberty Mutual Insurance Company	March 4, 2008	$768,225.00	January 31, 2012
TPTS- 745791	JPMorgan Chase Bank, N.A.	The United Illuminating Company	ISO New England Inc.	March 19, 2009	$400,000.00	December 31, 2012
CPCS- 677084	JPMorgan Chase Bank, N.A.	UIL Holdings	Liberty Mutual Insurance Company	June 16, 2011	$1,500,000.00	June 16, 2012
CPCS- 677196	JPMorgan Chase Bank, N.A.	UIL Holdings	Liberty Mutual Insurance Company	June 16, 2011	$1,650,000.00	June 16, 2012

Schedule 4.01(h)

AGREEMENTS IMPOSING RESTRICTIONS ON ABILITY OF UTILITIES TO PAY
OR DECLARE DIVIDENDS

1.	Indenture, dated as of May 1, 1991, of The United Illuminating Company to The Bank of New York, as Trustee. Currently, there are no securities outstanding under this Indenture.

2.	The FMB Indentures.

Schedule 5.02

EXISTING LIENS

None

EXHIBIT A

NOTICE OF BORROWING

   [Date]

JPMorgan Chase Bank, N.A., as Administrative Agent
  for the Banks parties
  to the Credit Agreement
  referred to below
[ADDRESS INFORMATION]

Attention:                  [CONTACT INFORMATION]

Ladies and Gentlemen:

The undersigned, [UIL HOLDINGS CORPORATION][THE UNITED ILLUMINATING COMPANY] [THE SOUTHERN CONNECTICUT GAS COMPANY] [CONNECTICUT NATURAL GAS CORPORATION] and [THE BERKSHIRE GAS COMPANY], refers to the Amended and Restated Credit Agreement, dated as of November 30, 2011 (as amended or supplemented, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, [The United Illuminating Company] [UIL Holdings Corporation] [The Southern Connecticut Gas Company] [Connecticut Natural Gas Corporation] [The Berkshire Gas Company], certain Banks and LC Banks parties thereto and JPMorgan, N.A., as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(a)           The Business Day of the Proposed Borrowing is ______________, 200_.

(b)           The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(c)           The aggregate amount of the Proposed Borrowing is $__________.

(d)           The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is __ [week] [month[s]].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a)           the representations and warranties of the undersigned contained in Section 4.01 (other than the last sentence of subsections (e)(i), (e)(ii) or (e)(iii), as applicable, and subsection (g)) of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(b)           no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default with respect to the undersigned or would constitute an Event of Default with respect to the undersigned but for the requirement that notice be given or time elapse or both.

Very truly yours,

[UIL HOLDINGS CORPORATION]
[THE UNITED ILLUMINATING COMPANY]
[THE SOUTHERN CONNECTICUT GAS COMPANY]
[CONNECTICUT NATURAL GAS CORPORATION]
[THE BERKSHIRE GAS COMPANY]

By__________________________
Name:
Title:

cc: JPMorgan Chase Bank, N.A.
     [JPMORGAN ADDRESS INFORMATION]

2

EXHIBIT B

FORM OF REQUEST FOR ISSUANCE

[Date]

JPMorgan, N.A., as Administrative Agent
  for the Banks parties
  to the Credit Agreement
  referred to below
[JPMORGAN ADDRESS INFORMATION]

Attention:                    [CONTACT INFORMATION]

Ladies and Gentlemen:

The undersigned, [UIL HOLDINGS CORPORATION][THE UNITED ILLUMINATING COMPANY] [THE SOUTHERN CONNECTICUT GAS COMPANY] [CONNECTICUT NATURAL GAS CORPORATION] and [THE BERKSHIRE GAS COMPANY], refers to the Amended and Restated Credit Agreement, dated as of November __, 2011 (as amended or supplemented, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, [The United Illuminating Company] [UIL Holdings Corporation] [The Southern Connecticut Gas Company] [Connecticut Natural Gas Corporation] [The Berkshire Gas Company], certain Banks and LC Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and hereby gives you notice pursuant to Section 2.03(b) of the Credit Agreement that the undersigned hereby requests the [issuance] [extension] [modification] [amendment] [of Letter of Credit No. ______, issued ______ (the “Specified Letter of Credit”)] of a Letter of Credit (the “Specified Letter of Credit”) in accordance with the following terms:

  (i)           the LC Bank is _____________;

 (ii)           the requested date of [issuance] [extension] [modification] [amendment] of the Specified Letter of Credit (which is a Business Day) is _____________;

 (iii)          the expiration date of the Specified Letter of Credit requested hereby is ___________;1

 (iv)          the requested stated amount of the Specified Letter of Credit is _______________;2

________________________

1	Expiry date shall be no later than the third Business Day preceding the Maturity Date.
2	Must be minimum $100,000.

  (v)          the beneficiary of the Specified Letter of Credit is _____________, with an address at ______________; and

(vi)           [the conditions under which a drawing may be made under the Specified Letter of Credit are as follows: ___________________; and] 3

[(iii)          the Specified Letter of Credit is to be [extended] [modified] [amended] as follows: _____________; and] 4

(__)          any other additional conditions are as follows: ___________________.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the [issuance] [extension] [modification] [amendment] of the Specified Letter of Credit:

(A)       the representations and warranties of the undersigned contained in Section 4.01 (other than the last sentence of subsections (e)(i), (e)(ii) or (e)(iii), as applicable, and subsection (g) thereof) of the Credit Agreement are correct, before and after giving effect to the proposed [issuance] [extension] [modification] [amendment] of the Specified Letter of Credit as though made on and as of such date; and

(b)        no event has occurred and is continuing, or would result from such proposed [issuance] [extension] [modification] [amendment] of the Specified Letter of Credit that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

[UIL HOLDINGS CORPORATION]
[THE UNITED ILLUMINATING COMPANY]
[THE SOUTHERN CONNECTICUT GAS COMPANY]
[CONNECTICUT NATURAL GAS CORPORATION]
[THE BERKSHIRE GAS COMPANY]

By____________________________________
Name:
Title:

cc: JPMorgan Chase Bank, N.A.
     [JPMORGAN ADDRESS INFORMATION]

________________________

3	Insert for an issuance of a new Letter of Credit.
4	Insert for an extension, modification or amendment.

2

EXHIBIT C

CUSIP No. __________

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]5 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]6 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]7 hereunder are several and not joint.]8  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

________________________

5
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

6
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

7	Select as appropriate.
8	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignee[s]:	______________________________

______________________________
[Assignor [is] [is not] a Defaulting Bank]

2.	Assignee[s]:	______________________________

______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Bank]

3.	Borrower(s):	______________________________

4.	Administrative Agent:	______________________, as the administrative agent under the Credit Agreement

5.	Credit Agreement:
[The $400,000,000 Amended and Restated Credit Agreement, dated as of _______, among [name of Borrower(s)], the Banks parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto]

6.	Assigned Interest[s]:

Assignor[s]9	Assignee[s]10	Facility Assigned11	Aggregate Amount of Commitment/Loans for all Banks12	Amount of Commitment/Loans Assigned8	Percentage Assigned of Commitment/ Loans13	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date:	______________]14

[Page break]

________________________

9	List each Assignor, as appropriate.
10	List each Assignee, as appropriate.
11
Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

12	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
13	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
14	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

2

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]15
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNOR[S]16
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

Consented to and Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
  Administrative Agent

By: _________________________________
  Title:

________________________

15	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
16	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

3

[Consented to:]17

[NAME OF RELEVANT PARTY]

By: ________________________________
  Title:

________________________

17	To be added only if the consent of the Borrower and/or LC Bank is required by the terms of the Credit Agreement.

4

ANNEX 1

[__________________]18

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1         Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Bank; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.        Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(i) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

________________________

18	Describe Credit Agreement at option of Administrative Agent.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.19  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

                               3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

________________________

19	The Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:

“From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

2

EXHIBIT D-1

FORM OF OPINION OF COUNSEL TO THE BORROWERS

[DATE]

To the Administrative Agent and each of the Banks
and LC Banks parties to the Amended and Restated
Credit Agreement, dated as of November 30, 2011,
among UIL Holdings Corporation, The United
 Illuminating Company, The Southern Connecticut
Company, Connecticut Natural Gas Corporation, The
Berkshire Gas Company, said Banks and LC Banks and
JPMorgan Chase Bank, N.A., as Administrative Agent

UIL Holdings Corporation

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(c)(iv) of the Amended and Restated Credit Agreement, dated as of November 30, 2011 (the “Credit Agreement”), among UIL Holdings Corporation (the “Parent”), The United Illuminating Company (“UI”), The Southern Connecticut Gas Company (“Southern Connecticut”), Connecticut Natural Gas Corporation (“Connecticut Gas”) and The Berkshire Gas Company (“Berkshire Gas” and, together with the Parent, UI, Southern Connecticut and Connecticut Gas, the “Borrowers”), the banks parties thereto (the “Banks”) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Banks (the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein as therein defined.

We have acted as counsel for the Borrowers in connection with the preparation, execution and delivery of the Credit Agreement.

In that connection we have examined:

(1)	The Credit Agreement.

(2)	The Fee Letter, dated October 28, 2011, between the Parent and JPMorgan Chase Bank, N.A.

(3)	The Fee Letter, dated October 28, 2011, between the Parent and Union Bank, N.A.

(4)	The Fee Letter, dated November 30, 2011, between the Borrowers and Union Bank, N.A.

(5)	The Fee Letter, dated November 30, 2011, between the Borrowers and JPMorgan Chase Bank, N.A.

(6)	The Promissory Notes delivered to certain Banks by the Borrowers on this date, pursuant to Section 3.01(c)(i) of the Credit Agreement.

The documents described in the foregoing clauses (1) through (6) are collectively referred to herein as the “Loan Documents.”

(7)	The Certificate of Incorporation of each Borrower and all amendments thereto (the “Charter”).

(8)	The bylaws of each Borrower and all amendments thereto (the “Bylaws”).

(9)
Certificates (“Certificates of Existence”) of the secretary of state of organization of each Borrower, dated on or about the date hereof attesting to the continued legal existence of each Borrower in such State.

In rendering this opinion, we have:  (I) examined such matters of fact and questions of law as we have deemed appropriate; (II) examined and relied upon such certificates of public officials and officers, and such other documents, records and instruments as we have deemed appropriate for the purposes of the opinions herein expressed; (III) relied, without independent investigation, upon the factual matters set forth in the representations and warranties of the Borrowers made in the Credit Agreement; and (IV) assumed, without having made any independent investigation of the facts, and relied upon the following:

(A)	each party to the Credit Agreement (other than the Borrowers) is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation;

(B)	that each party to the Credit Agreement (other than the Borrowers) has full power and authority to enter into the Credit Agreement and to perform its obligations thereunder;

(C)	that the Credit Agreement has been duly authorized, executed and delivered by the parties thereto (other than the Borrowers);

(D)
the authenticity of all documents submitted to us as originals, the truthfulness of all statements of fact contained therein and the conformity to the originals of all documents submitted to us as copies;

(E)	the genuineness of all signatures (other than the signatures of the Borrowers) and the legal capacity of natural persons; and

2

(F)
that the transactions contemplated in the Credit Agreement comply with all tests of good faith, fairness and conscionability required by applicable law and that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with such transactions.

Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the opinion that:

1.           Each Borrower is a corporation validly existing under the laws of the State of Connecticut (except for Berkshire Gas, which is a gas company validly existing under the laws of the Commonwealth of Massachusetts) and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.  Except where failure to procure the same will not materially affect the conduct of its business, each Borrower has validly procured and now possesses all franchises, rights, licenses and permits and other similar authorizations which are required for each Borrower’s present operations as described in the Parent’s Quarterly report on Form 10-Q for the quarter ended September 30, 2011 (the “10-Q”) by such jurisdiction in which such Borrower is carrying on any material portion of its businesses.

2.           The execution, delivery and performance by each Borrower of the Loan Documents, and the transactions contemplated under the Loan Documents, are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the Bylaws of such Borrower or (ii) any law, rule, regulation, order or judgment applicable to, or, to the best of our knowledge, any contractual restriction binding on or affecting, the Borrower, and, to the best of our knowledge, do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties, except pursuant to the Credit Agreement.

3.           Each Borrower has duly executed and delivered each Loan Document to which such Borrower is stated to be a party.

4.           No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrowers of the Loan Documents or any other document or instrument to be delivered under the Loan Documents, except as may be required by the Massachusetts Department of Public Utilities.

5.           In any action or proceeding arising out of or relating to any Loan Document in any court of the State of Connecticut or the Commonwealth of Massachusetts or in any federal court sitting in the State of Connecticut or the Commonwealth of Massachusetts, such court would recognize and give effect to the provisions of such Loan Document wherein the parties thereto agree that such Loan Document and shall be governed by, and construed in accordance with, the laws of the State of New York, unless such court finds (a) the State of New York has no substantial

3

relationship to the parties or the transactions and there is no other reasonable basis for the choice to apply the law of the State of New York or (b) application of the law of the State of New York would be contrary to a fundamental public policy of the State of Connecticut or the Commonwealth of Massachusetts, respectively.  Without limiting the generality of the foregoing, a court of the State of Connecticut or the Commonwealth of Massachusetts or a federal court sitting in the State of Connecticut or the Commonwealth of Massachusetts would apply the usury law of the State of New York and would not apply the usury law of the State of Connecticut or the Commonwealth of Massachusetts, respectively, to the Credit Agreement.  However, if a court were to hold that any Loan Document is governed by, and to be construed in accordance with, the laws of the State of Connecticut or the Commonwealth of Massachusetts, such Loan Document would be, under the laws of the State of Connecticut or the Commonwealth of Massachusetts, respectively, legal, valid and binding obligations of each Borrower enforceable against such Borrower in accordance with its terms.

6.           To the best of our knowledge there has not been any failure by any Borrower to file at or prior to the time required any report or other filing with any regulatory authority having jurisdiction over it, which failure would  materially adversely affect the business, operations, affairs, assets or condition, financial or otherwise, or prospects of such Borrower.

7.           Except as described in the financial statements furnished pursuant to Section 4.01(e) of the Credit Agreement and in the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in the Borrower’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, there are neither (i) any actions, suits or proceedings pending or, to the best of our knowledge, threatened against or affecting any Borrower or the property of such Borrower in any court or before any arbitrator of any kind or before or by any governmental body, nor (ii) to the best of our knowledge, any developments or determinations in any such actions, suits or proceedings, which actions, suits, proceedings, developments or determinations may materially adversely affect the business, operations, affairs, assets or condition, financial or otherwise, or prospects of such Borrower or which may materially adversely affect the ability of such Borrower to perform its obligations under the Credit Agreement.  To the best of our knowledge, neither Borrower is in default with respect to any order of any court, arbitrator or governmental body, except for defaults with respect to orders of governmental agencies which defaults are not material to the business or operations of such Borrower.

8.           No Borrower is an “investment company” as defined in, or otherwise subject to regulation under, the Investment Company Act of 1940.

9.           No Bank, no LC Bank nor the Administrative Agent will violate Section 36a-425 of the Connecticut General Statutes solely by reason of the execution and delivery of the Credit Agreement by such Bank, such LC Bank or the Administrative Agent, the performance by such Bank or Administrative Agent of any of its obligations under the Credit

4

Agreement, the making of Advances under the Credit Agreement by such Bank, the issuance of Letters of Credit by such LC Banks or the enforcement, or the seeking of enforcement, by such Bank, such LC Bank or the Administrative Agent of any of its rights under the Credit Agreement.

The foregoing opinions are qualified as follows:

A.           The phrase “to the best of our knowledge” means the conscious awareness of facts, without investigation, by any of the lawyers currently with this firm who have given substantive attention to legal representation of the Borrowers in connection with matters relating directly to the transactions contemplated in the Credit Agreement.

B.           The opinions expressed in this letter regarding enforceability and whether certain documents are “legal, valid and binding” or “effective” are qualified to the extent that the same may be limited or affected by: (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors; (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law), including without limitation, concepts of materiality, reasonableness, good faith and fair dealing; (iii) the refusal of a particular court to grant equitable remedies (including, without limitation, specific performance and injunctive relief) or a particular remedy sought under a document as opposed to another remedy provided for therein or another remedy available at law or in equity; (iv) public policy considerations under applicable law which, among other things, limit or restrict an agreement of a party relating to contribution, indemnification, or exculpation of costs, expenses, or other liabilities incurred by a lender; and (v) the qualification that certain remedial provisions may be unenforceable in whole or in part under certain laws and judicial decisions.

C.           We express no opinion as to the enforceability of any provision of any document:  (i) that purports to establish evidentiary standards; (ii) that constitutes a waiver prior to default; (iii) that purports to select any particular jurisdiction, forum or venue to be used to adjudicate any matter (including, without limitation, an arbitration clause); (iv) pursuant to which a party waives any rights, defenses or offsets afforded to it by applicable law or constitutional provision (including, without limitation, any right to trial by jury); (v) under which a party may be obligated to pay legal and other professional fees incurred by or on behalf of a lender or the cost of collection following a default; (vi) which provides that the provisions of a document are severable in the event that any material provision thereof is determined by a court to be unenforceable; (vii) under which a party disclaims liability or responsibility to any person or entity for, or claims a right of indemnity for, any loss, claim, cause of action, indebtedness, damage or injury arising from such party’s negligence, actions or omissions; (viii) pursuant to which a borrower is obligated to pay late charges, a prepayment penalty and/or premium in the event of an acceleration of a debt, or interest at a higher rate after the maturity of the respective liabilities evidenced or secured thereby, or pursuant to which a borrower is required to pay an administrative fee after default, to the extent that any of the same may be considered an illegal penalty in lieu of damages or otherwise unenforceable by the Connecticut courts; and (ix) purporting to provide for the concurrent collection of late charges, default interest, prepayment penalties and/or similar charges.

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D.           We call your attention to the fact that we are expressing no opinion with respect to the applicability or effect of, or compliance with, any laws that are not customarily recognized as being applicable to transactions similar to those being contemplated by the Credit Agreement, which non-customary laws include, without limitation, federal, state or local laws, rules, codes, ordinances, or regulations pertaining to:  (i) antitrust and unfair competition, (ii) securities regulation; (iii) land use (including, without limitation, zoning, subdivision, fire, health and safety, and building code); (iv) environmental protection and hazardous waste; (v) patent, copyright, trademark and intellectual property matters; (vi) federal and state racketeering; (vii) pension plans and employee benefits; (viii) labor and employment; (ix) national and local emergencies; (x) the criminal or civil forfeiture of property; (xi) taxation; and (xii) receivership or conservatorship matters.

E.           The foregoing opinion applies only with respect to the laws of the State of Connecticut and the Commonwealth of Massachusetts and of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction.

F.           The opinions set forth in the first sentence of paragraph 1 are based solely on the Certificates of Existence.

G.           These opinions are delivered as of the date first set forth above, and we undertake no, and hereby disclaim any, obligation to advise you of any new facts or any changes in or any new developments in the law which might affect any matters or opinions set forth herein from and after such date.

All of the opinions set forth above are limited to the laws of the State of Connecticut and the Commonwealth of Massachusetts and the United States of America, and we do not express any opinion concerning any other law.

The foregoing opinion is solely for your benefit in the context described herein, and may not be relied upon by any other Person, other than King & Spalding LLP and any Person that may become a Bank or an LC Bank after the date hereof, for any purpose.

Very truly yours,

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EXHIBIT D-2

FORM OF OPINION OF SPECIAL MASSACHUSETTS COUNSEL
TO BERKSHIRE GAS

[DATE]

To the Administrative Agent and each of the
Banks and LC Banks parties to the Amended
 and Restated Credit Agreement, dated as of
November 30, 2011, among UIL Holdings
Corporation, The United Illuminating
Company, the Southern Connecticut Gas
Company, Connecticut Natural Gas
Corporation, The Berkshire Gas Company,
said Banks and LC Banks and JPMorgan
Chase Bank, N.A., as Administrative Agent

Re:           UIL Holdings Corporation

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(c)(iv) of the Amended and Restated Credit Agreement, dated as of November 30, 2011 (the “Credit Agreement”), among UIL Holdings Corporation (the “Parent”), The United Illuminating Company, the Southern Connecticut Gas Company, Connecticut Natural Gas Corporation, The Berkshire Gas Company (the “Borrower”), the banks parties thereto (the “Banks”) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Banks (the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein as therein defined.

We have acted as special regulatory counsel for the Borrower in connection with the preparation, execution and delivery of the Credit Agreement.

In that connection we have examined:

1.           The Credit Agreement.

2.           The form of Promissory Note to be delivered to certain of the Banks by the Borrower on this date, pursuant to Section 3.01(c)(i) of the Credit Agreement (the “Notes”).

The documents described in the foregoing clauses (1) through (2) are collectively referred to herein as the “Loan Documents.”

In rendering this opinion, we have:  (i) examined such matters of fact and questions of law as we have deemed appropriate; (ii) examined and relied upon such certificates of public officials and officers, and such other documents, records and instruments as we have deemed appropriate for the purposes of the opinions herein expressed; (iii) relied, without independent investigation, upon the factual matters set forth in the representations and warranties of the Borrower made in the Credit Agreement; and (iv) assumed, without having made any independent investigation of the facts, and relied upon the following:

A.           each party to the Credit Agreement is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation;

B.           that each party to the Credit Agreement has full power and authority to enter into the Credit Agreement and to perform its obligations thereunder;

C.           that the Credit Agreement has been duly authorized, executed and delivered by the parties thereto;

D.           the authenticity of all documents submitted to us as originals, the truthfulness of all statements of fact contained therein and the conformity to the originals of all documents submitted to us as copies;

E.           the genuineness of all signatures and the legal capacity of natural persons; and

F.           that the transactions contemplated in the Credit Agreement comply with all tests of good faith, fairness and conscionability required by applicable law and that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with such transactions.

Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the opinion that no authorization, approval or other action by, and no notice to or filing with the Massachusetts Department of Public Utilities is required for the due execution and delivery by the Borrower of the Notes and the performance by the Borrower of the Loan Documents to which the Borrower is a party or any other document or instrument to be delivered under such Loan Documents so long as no Borrowing by Borrower pursuant to the Credit Agreement is payable or due more than one year after the date thereof.

The foregoing opinion is qualified as follows:

A.           The phrase “to the best of our knowledge” means the conscious awareness of facts, without investigation, by any of the lawyers currently with this firm who have given substantive attention to legal representation of the Borrower in connection with matters relating directly to the transactions contemplated in the Credit Agreement.

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B.           The opinions expressed in this letter regarding enforceability and whether certain documents are “legal, valid and binding” or “effective” are qualified to the extent that the same may be limited or affected by: (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors; (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law), including without limitation, concepts of materiality, reasonableness, good faith and fair dealing; (iii) the refusal of a particular court to grant equitable remedies (including, without limitation, specific performance and injunctive relief) or a particular remedy sought under a document as opposed to another remedy provided for therein or another remedy available at law or in equity; (iv) public policy considerations under applicable law which, among other things, limit or restrict an agreement of a party relating to contribution, indemnification, or exculpation of costs, expenses, or other liabilities incurred by a lender; and (v) the qualification that certain remedial provisions may be unenforceable in whole or in part under certain laws and judicial decisions.

C.           We express no opinion as to the enforceability of any provision of any document:  (i) that purports to establish evidentiary standards; (ii) that constitutes a waiver prior to default; (iii) that purports to select any particular jurisdiction, forum or venue to be used to adjudicate any matter (including, without limitation, an arbitration clause); (iv) pursuant to which a party waives any rights, defenses or offsets afforded to it by applicable law or constitutional provision (including, without limitation, any right to trial by jury); (v) under which a party may be obligated to pay legal and other professional fees incurred by or on behalf of a lender or the cost of collection following a default; (vi) which provides that the provisions of a document are severable in the event that any material provision thereof is determined by a court to be unenforceable; (vii) under which a party disclaims liability or responsibility to any person or entity for, or claims a right of indemnity for, any loss, claim, cause of action, indebtedness, damage or injury arising from such party’s negligence, actions or omissions; (viii) pursuant to which the borrower is obligated to pay late charges, a prepayment penalty and/or premium in the event of an acceleration of a debt, or interest at a higher rate after the maturity of the respective liabilities evidenced or secured thereby, or pursuant to which the borrower is required to pay an administrative fee after default, to the extent that any of the same may be considered an illegal penalty in lieu of damages or otherwise unenforceable by the Connecticut courts; and (ix) purporting to provide for the concurrent collection of late charges, default interest, prepayment penalties and/or similar charges.

D.           We call your attention to the fact that we are expressing no opinion with respect to the applicability or effect of, or compliance with, any laws that are not customarily recognized as being applicable to transactions similar to those being contemplated by the Credit Agreement, which non-customary laws include, without limitation, federal, state or local laws, rules, codes, ordinances, or regulations pertaining to:  (i) antitrust and unfair competition, (ii) securities regulation; (iii) land use (including, without limitation, zoning, subdivision, fire, health and safety, and building code); (iv) environmental protection and hazardous waste; (v) patent, copyright, trademark and intellectual property matters; (vi) federal and state racketeering; (vii) pension plans and employee benefits; (viii) labor and employment; (ix) national and local emergencies; (x) the criminal or civil forfeiture of property; (xi) taxation; and (xii) receivership or conservatorship matters.

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E.           The foregoing opinion applies only with respect to the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to the laws of any other jurisdiction or with respect to any other matter.

F.           These opinions are delivered as of the date first set forth above, and we undertake no, and hereby disclaim any, obligation to advise you of any new facts or any changes in or any new developments in the law which might affect any matters or opinions set forth herein from and after such date.

The foregoing opinion is solely for your benefit in the context described herein, and may not be relied upon by any other Person, other than King & Spalding LLP and any Person that may become a Bank or an LC Bank after the date hereof, for any purpose.

Very truly yours,

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EXHIBIT E

FORM OF OPINION OF COUNSEL TO THE ADMINISTRATIVE AGENT

[DATE]

To each of the Banks and LC Banks parties to
  the Credit Agreement
  referred to below, and to
  JPMorgan Chase Bank, N.A., as Administrative Agent

Re:	UIL Holdings Corporation, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase Bank, N.A., individually and as Administrative Agent, in connection with the preparation, execution and delivery of, the Amended and Restated Credit Agreement, dated as of November 30, 2011 (the “Credit Agreement”), among UIL Holdings Corporation (the “Parent”), the United Illuminating Company (“UI”), The Southern Connecticut Gas Company (“Southern Connecticut”), Connecticut Natural Gas Corporation (“Connecticut Gas”) and The Berkshire Gas Company (“Berkshire Gas” and, together with the Parent, UI, Southern Connecticut and Connecticut Gas, the “Borrowers”), the banks parties thereto (the “Banks”), the letter of credit banks parties thereto (the “LC Banks”) and JPMorgan Chase Bank, N.A., as Administrative Agent.

In this connection, we have examined the following documents:
1.           a counterpart of the Credit Agreement, executed by the parties thereto; and

2.           the other documents furnished to the Administrative Agent pursuant to Section 3.01 of the Credit Agreement (the “Documents”), including (without limitation) the opinions of Wiggin & Dana, counsel to the Borrowers, of even date herewith and the opinion of Brown Rudnick LLP, special Massachusetts counsel to Berkshire Gas (collectively, the “Opinions”).

In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures, the due authority of the parties executing such documents and the conformity to the originals of all such documents submitted to us as copies.  We have also assumed that you have independently evaluated, and are satisfied with, the creditworthiness of the Borrowers and the business and financial terms reflected in the Credit Agreement.  We have relied, as to factual matters, on the documents we have examined.  We note that we do not represent the Borrowers and, accordingly, are not privy to the nature or character of their respective businesses.  Accordingly, we have also assumed that each Borrower is subject only to statutes, rules, regulations, judgments, orders and other requirements of law of general applicability to business organizations doing business in the State of New York.

Our opinions expressed below are limited to the law of the State of New York, and we do not express any opinion herein concerning any other law.  To the extent that our opinions expressed below involve conclusions as to matters governed by law other than the law of the State of New York, we have relied upon the Opinion and have assumed without independent investigation the correctness of the matters set forth therein, our opinions expressed below being subject to the assumptions, qualifications and limitations set forth in the Opinion.

Based upon and subject to the foregoing, and subject to the qualifications set forth below, we are of the opinion that (i) the Credit Agreement is the legal, valid and binding obligation of each Borrower, enforceable against such Borrower in accordance with its terms, and (ii) the Opinions and the other Documents are substantially responsive to the respective provisions of Section 3.01 of the Credit Agreement pursuant to which the same were delivered.

Our opinion is subject to the following qualifications:

(a)           The enforceability of each Borrower’s obligations under the Credit Agreement is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors’ rights generally.

(b)           The enforceability of each Borrower’s obligations under the Credit Agreement is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).  Such principles of equity are of general application, and, in applying such principles, a court, among other things, might not allow a contracting party to exercise remedies in respect of a default deemed immaterial, or might decline to order an obligor to perform covenants.

(c)           We note further that, in addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification under circumstances where the conduct of such parties is determined to have constituted negligence.

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(d)           We express no opinion herein as to (i) Section 8.05 of the Credit Agreement, (ii) the enforceability of provisions purporting to grant to a party conclusive rights of determination, (iii) the availability of specific performance or other equitable remedies, (iv) the enforceability of rights to indemnity under federal or state securities laws or (v) the enforceability of waivers by parties of their respective rights and remedies under law.

(e)           In connection with Section 8.08(b) of the Credit Agreement, whereby each Borrower submits to the jurisdiction of any Federal Court, we note the limitations of 28 U.S.C §§ 1331 and 1332 on Federal Court jurisdiction.

The foregoing opinion is solely for your benefit in the context described herein, and may not be relied upon by any other person or entity, other than any Person that may become a Bank or an LC Bank after the date hereof, or for any other purpose.

Very truly yours,

MEO:mwc

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EXHIBIT F-1

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of November 30, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UIL Holdings Corporation (the “Parent”), The United Illuminating Company (“UI”), The Southern Connecticut Gas Company (“Southern Connecticut”), Connecticut Natural Gas Corporation (“Connecticut Gas”), and The Berkshire Gas Company(“Berkshire Gas” and, together with the Parent, UI, Southern Connecticut and Connecticut Gas, the “Borrowers”), the banks parties thereto (the “Banks”) and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]
By:_____________________________________
Name:
Title:
Date: ________ __, 20__

EXHIBIT F-2

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of November 30, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UIL Holdings Corporation (the “Parent”), The United Illuminating Company (“UI”), The Southern Connecticut Gas Company (“Southern Connecticut”), Connecticut Natural Gas Corporation (“Connecticut Gas”), and The Berkshire Gas Company(“Berkshire Gas” and, together with the Parent, UI, Southern Connecticut and Connecticut Gas, the “Borrowers”), the banks parties thereto (the “Banks”) and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:________________________________
Name:
Title:
Date: ________ __, 20__

EXHIBIT F-3

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of November 30, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UIL Holdings Corporation (the “Parent”), The United Illuminating Company (“UI”), The Southern Connecticut Gas Company (“Southern Connecticut”), Connecticut Natural Gas Corporation (“Connecticut Gas”), and The Berkshire Gas Company(“Berkshire Gas” and, together with the Parent, UI, Southern Connecticut and Connecticut Gas, the “Borrowers”), the banks parties thereto (the “Banks”) and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

                               The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

                               Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:_______________________________________
Name:
Title:
Date: ________ __, 20__

EXHIBIT F-4

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of November 30, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UIL Holdings Corporation (the “Parent”), The United Illuminating Company (“UI”), The Southern Connecticut Gas Company (“Southern Connecticut”), Connecticut Natural Gas Corporation (“Connecticut Gas”), and The Berkshire Gas Company(“Berkshire Gas” and, together with the Parent, UI, Southern Connecticut and Connecticut Gas, the “Borrowers”), the banks parties thereto (the “Banks”) and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]
By:________________________________
Name:
Title:
Date: ________ __, 20__

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